Exhibit 10.1

CO-BRAND AND PRIVATE LABEL CONSUMER

CREDIT CARD PROGRAM AGREEMENT

between

AT HOME STORES LLC

and

SYNCHRONY BANK

DATED AS OF

September 7, 2016

In this document, “[***]” indicates that confidential materials have been redacted from this document and filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

ARTICLE 1 PROGRAM ESTABLISHMENT AND RESPONSIBILITIES		1
1.1	Establishment of the Program.	1
1.2	Bank’s Responsibilities	1
1.3	Company’s Responsibilities	2
1.4	Network Rules.	4

ARTICLE 2 SETTLEMENT AND PAYMENT TERMS		5
2.1	Settlement Procedures.	5
2.2	Promotional Financing Plan Terms.	5
2.3	Outside Interchange Fees.	7
2.4	General Payment Terms	7
2.5	In-Store Payments	7

ARTICLE 3 COMPENSATION		8
3.1	Program Economics	8
3.2	Allocation of Program Expenses	8

ARTICLE 4 RELATIONSHIP MANAGEMENT AND PROGRAM MARKETING		8
4.1	Program Managers and Other Designated Bank Employees.	8
4.2	Management Committee.	9
4.3	Annual Marketing Plans	11
4.4	Marketing Funds; Launch Fund.	11
4.5	Responsibility of Company to Promote the Program	12
4.6	Rewards Program.	13
4.7	Cross-Selling	14

ARTICLE 5 PROGRAM ADMINISTRATION		14
5.1	Ownership of Accounts	14
5.2	Cardholder Terms	15
5.3	Credit Criteria.	15
5.4	Operating Procedures	15
5.5	Inserts, Onserts and Billing Statement Messages.	16
5.6	Third Party Participation	17
5.7	Taxes.	17
5.8	Use of Names and Marks.	18
5.9	Securitization	19
5.10	Extended Warranties; Gift Certificates; Stored Value Cards	20
5.11	Audit and Compliance.	20
5.12	Reserved.	23
5.13	Application Channels	23
5.14	Systems	23
5.15	Form Factors and Account Functionality	23

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ARTICLE 6 EXCLUSIVITY		24
6.1	Exclusivity.	24

ARTICLE 7 CUSTOMER SERVICE, SERVICE LEVEL STANDARDS AND REPORTS		26
7.1	Customer Service	26
7.2	Service Level Standards	26
7.3	Periodic Program Reports; Analytics.	26
7.4	Company Financial Reports.	27
7.5	Disaster Recovery Plan	28

ARTICLE 8 CHARGEBACKS		28
8.1	Chargeback Rights	28
8.2	Non-Company Purchase Chargebacks	29
8.3	Settlement of Claims	29
8.4	Delivery of Materials Regarding Chargebacks	29

ARTICLE 9 TERM AND TERMINATION		29
9.1	Program Term	29
9.2	Termination of Agreement	29
9.3	Termination of Agreement by Company.	30
9.4	Termination of Agreement by Bank	31

ARTICLE 10 EFFECTS OF TERMINATION		33
10.1	General Effects.	33
10.2	Purchase Option.	33
10.3	Rights Upon Termination.	38

ARTICLE 11 REPRESENTATIONS AND WARRANTIES		39
11.1	Representations and Warranties	39

ARTICLE 12 INDEMNIFICATION		40
12.1	Indemnification by Bank	40
12.2	Indemnification by Company	40
12.3	Advertising Indemnity	41
12.4	Indemnification Procedures.	41

ARTICLE 13 USE OF INFORMATION		42
13.1	Ownership and Use of Cardholder Information	42
13.2	Use and Disclosure of the Cardholder Information and Company Customer Information.	42
13.3	Confidentiality.	45
13.4	Privacy.	45

ARTICLE 14 MISCELLANEOUS		47
14.1	Assignment; Delegation; Binding Effect	47

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14.2	Intellectual Property	47
14.3	Governing Law; Waiver of Jury Trial	47
14.4	No Third Party Beneficiaries	47
14.5	Relationship of the Parties	47
14.6	Notices	48
14.7	Nonwaiver; Remedies Cumulative; Severability	48
14.8	Damages Waiver	48
14.9	Entire Agreement; Amendments	49
14.10	Executive Escalation; Dispute Resolution	49
14.11	Further Assurances	50
14.12	Survival	50
14.13	Obligations Subject to Law	50
14.14	Internet Gambling	50
14.15	Bankruptcy Costs	51
14.16	Multiple Counterparts	51

List of Appendices AND Schedules

Appendix A	Definitions and Construction
Schedule 1.1	Competitive Retailers
Schedule 2.2	Promotional Financing Plans
Schedule 3.1	Program Economics
Schedule 4.4	Permitted Uses of Joint Marketing Fund and Launch Fund
Schedule 4.7	Approved Cross-Sell Offerings
Schedule 5.2(a)	Key Initial Cardholder Terms
Schedule 5.11	Pre-Approval Process
Schedule 7.2	Service Level Standards
Schedule 7.3	Periodic Program Reports
Schedule 8.1(e)	Presentment Warranties
Schedule 10.2(c)	RFP Data
Schedule 10.2(d)	Assumptions for Determination of Fair Market Value
Schedule 13.2(a)	Cardholder Authorized Data

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CO-BRAND AND PRIVATE LABEL CONSUMER

CREDIT CARD PROGRAM AGREEMENT

This Co-Brand and Private Label Consumer Credit Card Program Agreement (this “Agreement”) is made as of September 7, 2016 (the “Effective Date”), between At Home Stores LLC, a Delaware limited liability company, with its principal place of business at 1600 East Plano Parkway, Plano, Texas 75074 (“Company”), and Synchrony Bank, with its principal place of business at 170 Election Road, Suite 125, Draper, Utah 84020 (“Bank”).  Certain capitalized terms used in this Agreement are defined in the attached Appendix A.

WHEREAS, Company sells home furnishings at retail.

WHEREAS, among other things, Bank establishes programs to extend credit to consumers for the purchase of products from various merchants.

WHEREAS, the parties hereto desire to enter into this Agreement pursuant to which Bank will provide a co-brand bankcard and a private label credit card program to approved consumer customers of Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Bank agree as follows:

ARTICLE 1PROGRAM ESTABLISHMENT AND RESPONSIBILITIES

1.1Establishment of the Program.

(a)      Bank and Company are entering into this Agreement to establish a private label revolving consumer credit card program (“PLCC Program”) and a co-branded revolving consumer credit card program (“Co-Brand Program”) for the purpose of broadening and deepening Company’s relationship with customers who become Cardholders.  The PLCC Program and Co-Brand Program will be made available to approved consumers in the United States and its territories for the financing of purchases of products and services through the Company Sales Channels and, in the case of the Co-Brand Program, from other retailers at Non-Company Locations, all in accordance with the terms of this Agreement.  The PLCC Program and Co-Brand Program are collectively referred to as the “Program.”

(b)      The Program is intended to be used by Cardholders for purchases made primarily for personal, family or household use and Bank and Company do not intend for credit to be extended under the Program for purchases made primarily for commercial or business purposes.

(c)      The parties will use commercially reasonable efforts to cause the Program launch to occur by [***], or such other date as the parties may agree in writing (the “Program Commencement Date”); provided that if such date is not the beginning of a calendar month, then the Program Commencement Date will be deemed to be the beginning of the first full calendar month after such date.

1.2Bank’s Responsibilities.  During the Term of this Agreement, Bank’s responsibilities in conducting the Program include the following:

(a)      Extend consumer credit to approved customers of Company in accordance with this Agreement, the Cardholder Agreements, and the Account terms established by Bank as provided for in Section 5.2.

(b)      Work with Company in accordance with Section 5.8 to develop Credit Cards and other

Company-branded Program Materials that meet Bank’s specifications.

(c)      Produce and distribute to each Cardholder the applicable Cardholder Agreement, Credit Card and Credit Card carrier, and produce and deliver to Company at a central location, Application brochures (if any) and any Account opening documents.  The parties will work together in good faith to limit the use of paper Applications to the extent reasonably practicable within Store Locations.

(d)      Establish and modify from time to time in accordance with Section 5.3 the credit criteria and risk management policies used to (i) evaluate Applications for Accounts, (ii) manage and collect Accounts, and (iii) assign and modify credit lines.

(e)      Prepare and deliver customized, branded periodic billing statements.

(f)      Provide toll free numbers for customer and store inquiries and respond to Cardholder service and billing inquiries and disputes.

(g)      Without limiting the provisions of Sections 7.1 or 7.2, provide all necessary servicing for Accounts, including receiving and posting payments, collecting Accounts, and taking all further actions Bank deems necessary or appropriate in connection with Account administration.

(h)      Ensure that all Cardholder Agreements, billing statements and solicitations conducted by Bank, and all of Bank’s activities in originating, servicing and administering Accounts, comply with Applicable Law.

(i)      Maintain and operate the Bank Website in connection with the Program.

(j)      Provide at least [***] prior written notice to Company, or such shorter notice as is reasonable under the circumstances, of [***]; provided, that, without limiting Company’s indemnification rights under Section 12.1, any failure by Bank to provide such notice shall not be deemed a breach or default by Bank hereunder for purposes of Section 9.2.

(k)      Provide training to selected Company personnel (in accordance with Bank’s best practices) to allow Company, in turn, to provide training with respect to the Program to Company’s training and support staff.

1.3Company’s Responsibilities.  During the Term of this Agreement, Company’s responsibilities in conducting the

Program include the following:

(a)      In consultation with Bank, provide to Bank design elements meeting Bank’s specifications for use in producing Credit Cards and other Company-branded Program Materials.

(b)      Accept Credit Cards for customer purchases from Company at all Company Sales Channels.

(c)      Train its personnel to properly fulfill Company’s responsibilities under the Program based on training provided by Bank.

(d)      Perform its responsibilities under this Agreement and the Program (including as communicated by Bank pursuant to Section 1.2(j)), and conduct its activities as a retailer, including its policies, products, business, point of sale and sales practices (through all Company Sales Channels), and advertising, in all cases in compliance with Applicable Law.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, Company will have no obligation under this Agreement to comply with Applicable Law and no liability hereunder for a failure to comply with Applicable Law in either case with respect to (x) the offering, originating, servicing or maintenance of Credit Cards or Accounts, or (y) the offering and presentation of Deferred Interest Promotion Plans at the point of sale (but specifically excluding Company’s advertising of Deferred Interest Promotion Plans, including all Company-Generated Materials, which shall be governed by Sections 5.11(f) and 12.3 and Schedule 5.11) or the servicing or maintenance of Deferred Interest Promotion Plans, if Bank has not (i) advised Company in writing of such compliance obligation, or (ii) included such obligation in the Operating Procedures, unless Company otherwise has actual knowledge of such requirement of Applicable Law.  The foregoing specifically excludes, and Company shall remain responsible for compliance with, Applicable Law applicable to any in-store operations of Company applicable to Company’s acceptance of credit cards for payment generally, the maintenance and security of Cardholder Information in the possession or control of Company or its service providers, and the offering of the Cardholder Loyalty Program (to the extent of Company’s obligations in connection therewith as set forth in Section 4.6).

(e)      Provide the relevant Bank-provided disclosures (i) to each in-person applicant before transmitting such applicant’s Application information to Bank, and (ii) to each Cardholder in connection with promotional credit transactions.

(f)      Cooperate in the resolution of any Cardholder disputes; respond within 15 Business Days to any dispute forwarded to Company from Bank; and forward to Bank promptly after receipt by Company copies of any communication relating to an Account received from any person.

(g)      Maintain a commercially reasonable policy for the exchange, return, and adjustment of products and services that is adequately communicated to customers and is in accordance with Applicable Law; notify Bank in advance of (if practicable), but in any event within 30 days after, any change in such return policy following the Effective Date; provide a credit to the applicable Account upon the exchange or return of a good or service financed on such Account (but do not credit an Account in any case where the purchased good or service was not originally financed on an Account); and, include the resulting credit in the next transmission of Charge Transaction Data to Bank (but in no event more than one Business Day after the credit was issued).

(h)      Retain copies, in electronic or other retrievable format that complies with Applicable Law, of all charge slips, credit slips, and related documents for at least 25 months (or such longer period as may be required by Applicable Law); except as otherwise provided for herein in connection with disputes or chargebacks, provide copies of any of the foregoing to Bank within 20 days after Bank’s reasonable request; and, in consultation with Bank, produce and use charge slips and credit slips which are able to be captured and reproduced electronically via signature capture technology or other methods.

(i)      Not discriminate against any Cardholder or any person with respect to any Application or Account transaction; not charge any credit surcharge, application, processing or other fee in connection with any Application or Account transaction.

(j)      Only submit Charge Transaction Data in respect of products or services reasonably related to the types of products or services offered for sale by Company at Company Sales Channels as of the Effective Date (or as otherwise permitted hereunder).

1.4Network Rules.

(a)      Company has selected the initial Network for the Co-Brand Program, which is MasterCard, and represents to Bank that the agreement between such Network and Company has a term that is coextensive with the Term of this Agreement (including any Wind Down Period). Any such agreement between Company and the Network will not require or include any reimbursement obligations from Bank to such Network or otherwise alter Bank’s economic relationship with such Network.  Company will not change the Network during the Term unless the Network is in breach of any such agreement between such Network and Company.  If Company exercises its right to change the Network pursuant to the foregoing sentence, (i) Company will bear [***] in connection with the change, including all of Bank’s [***]; (ii) Company will reimburse Bank for, [***]; and (iii) if the parties hereto have so agreed, they will implement any [***] to the Program [***] the parties have determined are appropriate. The subsequent Network (as permitted herein) will be [***] unless otherwise agreed in writing by Bank.

(b)      Company and Bank agree that all Co-Brand Credit Cards will be Network-branded cards and that the Co-Brand Program will be operated in accordance with the Network Rules.  If compliance with this Agreement would directly conflict with the Network Rules and the conflicting provision has not been resolved between Bank and the Network, this Agreement will be deemed modified to the extent necessary to comply with such directly conflicting Network Rules.  In the event of any such modification, the modified terms of this Agreement will preserve, to the extent practicable, the rights and obligations of the parties as contemplated by this Agreement.  If either party becomes aware of any material inconsistency between the Network Rules and this Agreement, such party will timely advise the other party of any such inconsistency.

ARTICLE 2SETTLEMENT AND PAYMENT TERMS

2.1Settlement Procedures.

(a)      Company will transmit Charge Transaction Data in respect of Purchases to Bank each Business Day and in accordance with the Operating Procedures.  If Charge Transaction Data is received by Bank’s processing center before 6:00 a.m. (Eastern) on any Business Day, Bank will process the Charge Transaction Data and initiate payment on the same Business Day.  If the Charge Transaction Data is received after 6:00 a.m. (Eastern) on any Business Day, or at any time on a day other than a Business Day, Bank will process the Charge Transaction Data and initiate payment on the following Business Day.

(b)      Subject to Bank’s rights under Section 10.2(a) and Section 2.1(d), Bank will, upon receipt, verification and processing of Charge Transaction Data during the Term, remit to Company’s designated account in respect of such Charge Transaction Data, an amount equal to (i) the total charges identified in such Charge Transaction Data less (ii) the sum of (A) the total amount of any credits included in such Charge Transaction Data; (B) any amounts charged back to Company pursuant to Article 8; and (C) at Bank’s option, any other amounts then owed by Company to Bank, including Merchant Discount Fees.  Bank will not be obligated to fund any Charge Transaction Data submitted by Company more than 30 days after the date of the applicable purchase transaction.  Bank will transfer funds payable to Company under this Agreement via wire transfer to an account maintained in the name of Company pursuant to written instructions delivered to Bank by Company.

(c)      All Non-Company Purchases will be settled through the Network system.

(d)      Bank will have all of the rights and remedies to which it is entitled to exercise the rights of set-off and recoupment with respect to Company’s obligation to pay Bank any amounts due to it under this Agreement, including chargebacks, notwithstanding that Company may have filed for bankruptcy protection.  Company expressly acknowledges that all payment rights between the parties under this Agreement, including Bank’s duty to settle with Company for Charge Transaction Data pursuant to this Section 2.1, and Bank’s right to chargeback to Company under Section 8.1, will be deemed to be a “single integrated transaction” for purposes of determining Bank’s right of recoupment.  Nothing in this Section is intended to limit either Bank’s or Company’s common law right of set-off.

2.2Promotional Financing Plan Terms.

(a)      Merchant Discount Fees.  Company will pay to Bank the Merchant Discount Fees applicable to each submission to Bank of Charge Transaction Data which includes a PLCC Purchase or a Co-Brand Purchase to which a Merchant Discount Rate applies.  In such case, the Merchant Discount Fees will be an amount equal to the product of (a) the applicable Merchant Discount Rate, and (b) the amount of the charge subject to the applicable credit-based promotion.

(b)      Merchant Discount Rates.

(i)      The promotional financing terms and corresponding Merchant Discount Rates available under the Program as of the Program Commencement Date are as set forth on Schedule 2.2.

(ii)      Subject to the provisions of Section 2.2(c), Bank agrees not to alter the Merchant Discount Rates on Schedule 2.2;  provided,  however, Bank may modify, terminate, or replace one or more credit-based promotions due to changes in Applicable Law.

(iii)      If Bank and Company agree to offer any additional credit‑based promotions not included on Schedule 2.2, Bank will establish in writing, with acknowledgment by Company, the Merchant Discount Rate applicable to the calculation of the Merchant Discount Fees payable by Company for qualifying purchases, as well as such other terms and conditions as the parties agree.

(c)      Merchant Discount Rate Adjustor.  Bank will have the right to adjust the Merchant Discount Rates in accordance with this Section 2.2 (x) [***], and (y) [***].  Any Revised Merchant Discount Rate resulting therefrom will become effective beginning on the applicable Revised Merchant Discount Rate Effective Date and will continue thereafter until another Revised Merchant Discount Rate is implemented in accordance with the terms hereof.  Bank will provide written notice to Company of any change to the Merchant Discount Rate at least 30 days prior to each Revised Merchant Discount Rate Effective Date.  Any recalculation of the Revised Merchant Discount Rate will follow the following steps:

(i)Step 1.  Bank will first determine, as of the relevant Measurement Date, [***] for each credit-based promotion then offered.

(ii)Step 2.  Bank will then make the following comparisons for each credit-based promotion:

(A)Compare [***] and determine the total basis point increase or decrease in such [***];

(B)Compare the [***] and determine the total basis point increase or decrease [***];

(C)Compare the [***] and determine the total basis point increase or decrease [***];

(D)Compare the [***] and determine the total basis point increase or decrease in such [***]; and

(E)Compare the [***] and determine the total basis point increase or decrease in such [***].

(iii)Step 3.  Bank will then [***] as of such Measurement Date to equivalent Merchant Discount Rate basis points (each, a “Merchant Discount Rate Equivalent”) as follows:

[***]

(iv)Step 4.  [***]

(v)Step 5.  Bank will then compute the Revised Merchant Discount Rate as of such Measurement Date as follows:

[***]

(d)      Deferred Interest Promotion Plans.  Unless the parties otherwise agree in writing, Bank shall offer Deferred Interest Promotion Plans; provided that Bank shall not be obligated to offer any Deferred Interest Promotion Plans if there is a Change in Law prohibiting or materially limiting Bank’s ability to offer such Deferred Interest Promotion Plans.  In that case, Bank and Company will negotiate in good faith for [***] to agree upon alternative promotional credit offerings to include in the Program.  If Bank and Company are unable to reach an agreement, and if other financial institutions similarly situated to Bank (i.e., that are regulated by the same governmental authorities) are still able to offer Deferred Interest Promotion Plans, Company will have a right to, notwithstanding anything to the contrary in Section 6.1, engage a third-party to provide Deferred Interest Promotion Plans.  For the avoidance of doubt, while the expectation of the parties is that Deferred Interest Promotion Plans will be periodically offered, the use of any Deferred Interest Promotion Plan at any given time will be at Company’s discretion.

2.3Outside Interchange Fees.

(a)      To the extent the Outside Interchange Fees increase to more than [***], then Bank shall [***].

(b)      To the extent the Outside Interchange Fees decrease to less than [***], Company and Bank will negotiate in good faith for [***] to agree to terms to offset the financial impact to Bank under the Program attributable to such Material Outside Interchange Fee Decrease. If Company and Bank are not able to agree to a change in terms to offset the financial impact to Bank under the Program attributable to such Material Outside Interchange Fee Decrease within such [***], Bank may [***].

2.4General Payment Terms.  Unless otherwise provided for elsewhere in this Agreement, any amounts payable by one party to the other under this Agreement but not settled in accordance with Section 2.1(b) above will be due when invoiced and will be paid in immediately available funds within 30 days after the date of such invoice.  Unless the parties otherwise agree, a party will transfer funds payable to the other under this Article 2 via wire transfer to a deposit account maintained in the receiving party’s name pursuant to written instructions delivered by the receiving party.

2.5In-Store Payments.  Company will not accept any payment on an Account. Company will make available to Cardholders at all Store Locations (and at such other locations or venues at or through which

Cardholders may seek information about the Program) the address to be used for making payments on Accounts directly to Bank. Notwithstanding the foregoing, if Company inadvertently receives any payment on an Account, Company agrees that it will receive and hold such payment in trust for Bank and will promptly (but not later than three Business Days after receipt thereof) deliver such payment to Bank in the form received together with such endorsements or other documents of assignment as may be necessary to permit Bank to receive the benefit thereof to the same extent as if payment had been made directly to Bank.

ARTICLE 3COMPENSATION

3.1Program Economics.  The compensation payable by Bank to Company or Company to Bank, as the case may be, in connection with the Program will be as set forth in Schedule 3.1.

3.2Allocation of Program Expenses.  Unless otherwise specifically provided in this Agreement, each party will be responsible for all costs and expenses incurred by it in connection with complying with its responsibilities under this Agreement.

ARTICLE 4RELATIONSHIP MANAGEMENT AND PROGRAM MARKETING

4.1Program Managers and Other Designated Bank Employees.

(a)      Promptly following the Effective Date:  (i) Bank will dedicate an individual responsible for the day-to-day management and administration of the relationship between Company and Bank with respect to the Program (“Bank Program Manager”) and (ii) Company will designate an individual responsible for the day-to-day management and administration of the relationship between Company and Bank with respect to the Program (“Company Program Manager”). Company may interview and consult with Bank regarding the selection of the Bank Program Manager, and Bank will reasonably consider Company’s input with respect to any candidate.

(b)      Each Program Manager will have sufficient authority to facilitate decision-making on behalf of his or her respective party and will have sufficient knowledge and experience to effectively and efficiently perform his or her responsibilities.  Each Program Manager will make available a sufficient amount of his or her working time, attention, skill, and efforts necessary to furthering the interests of the Program.  Either party may replace its Program Manager at any time upon notice to the other party, so long as the replacement Program Manager meets the foregoing qualifications.

(c)      In addition to the Bank Program Manager, Bank will also provide a [***]. Bank will be responsible for the cost of the [***], including any travel expenses.

(d)      Company shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer, co-employer or joint employer, any employee benefit plans or any assets or liabilities of any employee benefit plans, arrangements commitments or policies currently or hereafter provided by Bank, relating to the Bank Program Manager and the other persons described in Section 4.1(c), including the members of the Program team, or otherwise.  If, and to the extent that, Company is deemed by Applicable Law or otherwise to be liable primarily or as a successor employer or co-employer or joint employer, for such purposes or any other purposes, including any state or federal employment taxes, Bank shall indemnify, defend and hold harmless Company, its Affiliates, and their respective officers, employees, agents and directors from and against any and all Damages that may result therefrom; provided, that Bank will have no such obligation if Company’s actions or omissions directly result in Company being deemed by Applicable Law or otherwise to be liable primarily or as a successor employer or co-employer or joint employer of such persons.

4.2Management Committee.

(a)      Promptly following the Effective Date, the parties will establish a committee which will meet on a periodic basis in person or by conference call, as mutually agreed but no less frequently than quarterly, to discuss the Program (the “Management Committee”). The Management Committee will consist of six members, with three members to be nominated by each of the parties.  Each party may designate titles for its nominees at its option.  Decisions of the Management Committee must be unanimous decisions, with Bank and Company each having one vote. A quorum, consisting of at least one (1) member (or permitted substitute or delegate) from each of Bank and Company, must be present to transact business at any meeting.  If the Management Committee is unable to agree on any matter requiring its approval, then no action will be taken, subject to the escalation steps described in Section 14.10(a).

(b)      The Management Committee’s responsibilities will include:

(i)Reviewing and approving the Program operating plan (including an operating budget), and reviewing the performance of the Program generally.

(ii)Reviewing and approving (other than with respect to elements required by Applicable Law) the design of the Credit Cards and other Company-branded Program Materials.

(iii)Developing, reviewing and approving annual marketing initiatives, including each annual Marketing Plan and, during each fiscal year of Company, (1) assessing the need to modify, and (2) if agreed to, modifying the annual Marketing Plan for such fiscal year of Company.

(iv)Reviewing and approving the initial Loyalty Program Incentive and material amendments to the Cardholder Loyalty Program, except as set forth in Section 4.6.

(v)Reviewing (x) material changes to Program risk management policies and procedures, including credit criteria, and (y) Bank’s forecast of any such changes on key performance indicators.

(vi)At least once per Program Year, (x) reviewing features, terms and conditions, capabilities and other aspects of Competitive Retailer credit card programs to identify possible enhancements to the Program with a view toward maintaining the Program’s competitiveness with the Competitive Retailer programs, (y) assessing the cost of any such enhancements, and, (z) if determining an enhancement should be incorporated into the program, arriving at a mutually agreeable allocation of costs between the parties.

(vii)Reviewing and, if applicable, amending Credit Card product features, benefits and positioning.

(viii)Reviewing and approving changes to the Operating Procedures, except as set forth in Section 5.4.

(ix)Reviewing and approving the incorporation of new form factors or technology into the Program, as well as designing and reviewing the testing of such items, as appropriate.

(x)Reviewing and approving any ancillary product or service offerings in addition to the Approved Cross-Sell Offerings, including the pricing and terms and conditions of such offerings.

(xi)Establishing performance goals for the Program’s various marketing efforts, including reviewing the effectiveness of the Marketing Plan.

(xii)Reviewing Program reports and assessing whether to modify the scope thereof.

(xiii)Defining and overseeing any consumer research.

(c)      If any matter that requires unanimous approval of the voting Managing Committee member of each of Bank and Company (an “Unapproved Matter”) remains unresolved by senior executive officers of Company and Bank pursuant to the escalation procedure in Section 14.10(a), the failure to agree shall constitute a deadlock. In the event of a deadlock, the final decision shall rest with Company in the case of Company Matters. If a deadlock should occur with respect to a matter that is not a Company Matter, the matter shall be deemed rejected by the Managing Committee.

(d)      Company Matters. In accordance with and subject to this Section 4.2, Company shall have the ultimate decision making authority with respect to any Unapproved Matters in respect of the following matters (the “Company Matters”):

(i)the look, feel, and marketing content and design (within Bank’s standard design parameters, where applicable), and changes thereto, of Credit Cards, Company-branded Program Materials, the Company Website, any Program-related social media pages or “apps,” or other marketing communications to Cardholders (except for content thereof that is dictated by Applicable Law) and collateral aesthetics of any of the foregoing;

(ii)the usage of the Company Marketing Fund;

(iii)any capital expenditures of Company and its Affiliates, including in connection with any proposed changes to Company’s systems (whether resulting from any change to Bank’s system or otherwise), subject to Section 5.4;

(iv)the design, implementation, modification or any changes to any terms of the Cardholder Loyalty Program, subject to the provisions of Section 4.6;

(v)the administration of the Program in Company Marketing Channels, including the determination of all marketing processes in Company Marketing Channels; and

(vi)marketing communications with the Cardholders (other than as required to comply with Applicable Law); and

(vii)any changes to Company's privacy policies.

4.3Annual Marketing Plans.  Prior to the beginning of each fiscal year of Company during the Term, the Management Committee will work in good faith to formulate and mutually agree upon a plan for marketing and promoting the Program, including activation and lifecycle promotions, for  such fiscal year of Company (the “Marketing Plan”); provided, that (a) the Management Committee will meet to discuss the Marketing Plan for the fiscal year of Company in which the Program Commencement Date occurs promptly after the Effective Date and will finalize such Marketing Plan within 60 days following the Effective Date, and (b) such first Marketing Plan for the fiscal year of Company in which the Program Commencement Date occurs will include provisions addressing Program launch activities (including the issuance of Credit Cards) and the allocation of the Launch Fund in connection therewith.  After the fiscal year of Company in which the Program Commencement Date occurs, the Joint Marketing Committee will approve each subsequent annual Marketing Plan no later than 60 days prior to the beginning of each fiscal year of Company.  Other than the Marketing Plan for the first fiscal year of Company in which the Program Commencement Date occurs, each subsequent annual Marketing Plan will set forth in reasonable detail the manner in which amounts in the Joint Marketing Fund will be expended, and which party will be responsible for any expenditures in excess of the amounts in the applicable marketing funds.  The parties recognize that the Marketing Plan may need to be modified more frequently than annually, and will work together during each fiscal year of Company to modify the Marketing Plan as appropriate.  The parties may from time to time agree on additional specific marketing activities for the Program.

4.4Marketing Funds; Launch Fund.

(a)      Bank will establish (by creation of a record maintained by Bank), fund pursuant to Schedule 3.1, and administer a marketing fund (the “Joint Marketing Fund”) to be used to execute marketing activities pursuant to the Marketing Plan, or other activities as approved by the Management Committee, including those set forth in Schedule 4.4.  The parties will use commercially reasonable efforts to use the Joint Marketing Fund in accordance with the Marketing Plan for the fiscal year of Company in which the funds are committed. Any amounts previously allocated to the Joint Marketing Fund but not used by Bank as of the end of any fiscal year of Company will [***]. Any amounts that remain unspent in the Joint Marketing Fund as of the date of termination of this Agreement will be [***].

(b)      Bank will establish (by creation of a record maintained by Bank), fund pursuant to Schedule 3.1, and administer a marketing fund (“Company Marketing Fund”) for use by Company to market the Program.  Company will [***] for which such funds will be used and such activities will be incorporated into the applicable Marketing Plan, but [***].  Company will pay all marketing expenses it incurs in connection with initiatives subject to Company Marketing Fund reimbursement, and will be reimbursed by Bank pursuant to Section 4.4(e) below.  Company will use reasonable efforts to use the Company Marketing Fund in accordance with the Marketing Plan for the fiscal year of Company in which the funds are committed.  Any amounts previously allocated to the Company Marketing Fund but not used by Company as of the end of any Company fiscal year will [***].  Any amounts that remain unspent in the Company Marketing Fund as of the date of termination of this Agreement will be [***].

(c)      Bank will also establish (by creation of a record maintained by Bank), fund pursuant to Schedule 3.1, and administer a Program launch fund (the “Launch Fund”) to be used to fund activities relating to the establishment and launch of the Program as approved by the parties, including those set forth in Schedule 4.4.  Any amounts previously allocated to the Launch Fund but not used by Bank as of the date that is [***] will be [***].

(d)      Except as otherwise agreed by the parties, only direct, third-party out-of-pocket costs of each party will be eligible for reimbursement from the Launch Fund, the Joint Marketing Fund, and the Company Marketing Fund (i.e. overhead and internal costs (e.g., internal marketing groups) will not be eligible for reimbursement).

(e)      Prior to either party being reimbursed from the Joint Marketing Fund, Company Marketing Fund or the Launch Fund, such party will submit to Bank (or, in the case of a reimbursement request by Bank, develop and retain) a reasonably detailed invoice of the expense for which such party seeks reimbursement and Bank will remit payment to the extent of then available amounts in the applicable fund.

4.5Responsibility of Company to Promote the Program.  Company will manage and have primary decision-making authority over Program marketing in Company Marketing Channels.  Without limiting Company’s obligations under the Marketing Plan, Company will actively support and promote the Program by, among other things:

(a)      encouraging through all Company Marketing Channels the establishment and use of Accounts as the preferred method of payment for Company’s products and services at all Store Locations, including at point-of-sale;

(b)      coordinating the execution of all marketing initiatives in Company Marketing Channels;

(c)      providing and using customized store signage and marketing materials, credit advertisements, promotional inserts and onserts, statement messages, Company Website promotions, direct mail promotions, Application holders, take one Applications, and other marketing materials promoting the Program;

(d)      maintaining a logo advertisement in a prominent position on the home page of the Company Website which promotes the Program and contains an embedded link (with no intermediate links) to a separate Company-hosted page of the Company Website that contains details about the Program and a direct “apply” link (with no intermediate links) to the Bank Website, subject to Bank’s prior approval of the placement of such logo advertisement and Company-hosted page; and

(e)      providing incentives and performance goals for Store Locations and Company personnel with respect to the Program; provided that Company will not implement or operate an employee incentive program that is related to the Program unless such employee incentive program has been mutually agreed to by the parties in writing.

4.6Rewards Program.

(a)      Company will establish and maintain, and Bank will administer (unless otherwise agreed by the parties), a Cardholder loyalty program connected to Credit Card and Account use (the “Cardholder Loyalty Program”).  Company will ensure at all times that (x) any value proposition offered under any existing loyalty program of Company is offered to Cardholders and (y) the value proposition offered under the Cardholder Loyalty Program serves as an additional benefit to Cardholders, which benefit is not available absent the use of the Credit Card.

(b)      Following the Effective Date, but prior to the Program Commencement Date, the parties will work together in good faith to develop a value proposition to Cardholders under the Cardholder Loyalty Program (the “Loyalty Program Incentive”) and an acquisition incentive to Cardholders.  In furtherance of the foregoing, the parties will create and implement a testing protocol to assess the viability and Cardholder acceptance of different value propositions, as well as the costs and benefits of the proposed Loyalty Program Incentive and acquisition incentive and the projected impact on Program economics, and each party will reasonably consider the results of such testing.  If the parties are unable to agree upon the Loyalty Program Incentive following the requisite testing, Company will determine the initial Loyalty Program Incentive and acquisition incentive; provided that, unless otherwise agreed by Bank, the Loyalty Program Incentive will not have a value to the Cardholder of [***], the “LP Minimum Value”), the acquisition incentive will not have a value less than [***], the “AI Minimum Value”) and Cardholders who choose to enroll in the Cardholder Loyalty Program and pay for their purchases with a Credit Card will earn no less [***] than if such purchases were made using a different funding source.

(c)      Unless otherwise agreed to in the Marketing Plan, Company will be solely responsible for funding the cost of the Loyalty Program Incentive and acquisition incentive and providing the same to Cardholders.

(d)      Following the establishment of the initial Loyalty Program Incentive and acquisition incentive, Company may (i) test changes to the Loyalty Program Incentive and acquisition incentive from time to time; provided that the tests are designed to avoid a material adverse impact on the Program and (ii) amend, modify, or replace the Cardholder Loyalty Program from time to time following good faith consultation with Bank, but without Bank’s approval, so long as the value of the Loyalty Program Incentive to Cardholders, in the aggregate, is not lower than the then-current LP Minimum Value, and the value of the acquisition incentive is not less than the then-current AI Minimum Value.  The foregoing notwithstanding, Bank may require that Company amend, modify or replace the Cardholder Loyalty Program if required by Applicable Law or Bank’s compliance policies.

(e)      Company will (i) comply with the terms and conditions of the Cardholder Loyalty Program and Loyalty Program Incentive as provided to Cardholders, (ii) honor all Cardholder Loyalty Program and Loyalty Program Incentive obligations, (iii) otherwise comply with instructions by Bank regarding the Cardholder Loyalty Program with respect to compliance with Applicable Law, and (iv) disclose to Cardholders that Company is responsible (and liable) for the awarding and redemption of rewards points provided under the Cardholder Loyalty Program.

4.7Cross-Selling.  Bank (or its designees) may solicit Cardholders for and offer to Cardholders (or arrange for a third party to solicit or provide) the offerings set forth on Schedule 4.7 (“Approved Cross-Sell Offerings”) with such additional terms as are set forth on the schedule.  Bank will provide Company with a copy of the proposed solicitation materials pertaining to any Approved Cross-Sell Offerings prior to using such materials with Cardholders.  Bank (or its designees) may also solicit Cardholders for and offer to Cardholders (or arrange for a third party to solicit or provide) such additional products as the Management Committee may approve.  In addition, Bank will work with Company to identify and implement possible opportunities within Bank’s business to cross-promote Company and its products, subject to mutual agreement on the scope and terms of any such initiative and any confidentiality or other contractual limitations applicable to Bank. For the avoidance of doubt, no Debt Cancellation Program will be offered through the Company Sales Channels.

ARTICLE 5PROGRAM ADMINISTRATION

5.1Ownership of Accounts.  Bank is and will be the owner of all Accounts and Account Documentation, and will be entitled to receive all payments made by Cardholders on Accounts.  Bank will be identified as the creditor and owner of the Accounts for all purposes, and Company will not represent or imply otherwise.  Company acknowledges that it has no right, title or interest in any Accounts or Account Documentation and will not, at any time, have any right to any proceeds or payments made under the Accounts unless Company subsequently purchases or otherwise acquires such Accounts from Bank pursuant to Section 10.2.  Company further acknowledges that neither the Cardholder Information nor any of the Account Documentation nor any of the information included in the Account Documentation will be deemed to be Confidential Information of Company for purposes of Section 13.3.  Company authorizes and empowers Bank to sign and endorse Company’s name upon any checks, drafts, money orders or other forms of payment solely to allow Bank to process any payment on an Account that may have been issued by the Cardholder in Company’s name.  The limited power of attorney conferred in this Section 5.1 is deemed a power coupled with an interest and will be irrevocable.  Bank will bear all credit losses on Accounts (other than as permitted by Bank’s chargeback rights in Article 8 and its indemnity rights under Article 12, and other than credit losses incurred after the Accounts are purchased or otherwise acquired by Company or a third party).

5.2Cardholder Terms.  Bank may establish (and modify from time to time) all terms upon which credit will be extended to Cardholders, including finance charges, repayment terms, default finance charges, late fees, overlimit charges, returned check charges, and other ordinary fees and charges.  The key initial Cardholder terms under the Program for new Accounts are set forth on Schedule 5.2(a).  Company acknowledges that Co-Brand Credit Cards and Private Label Credit Cards may be subject to different financial and other Cardholder Agreement terms.  With respect to each key initial Cardholder term on Schedule 5.2(a), [***] without Company’s consent. Bank will not change the [***] following the Program Commencement Date, and will not change any other term set forth on Schedule 5.2(a) (except as noted on the schedule) for [***], unless such change is required by Applicable Law.   Bank will provide to Company written notice of any proposed changes to the financial terms of the Cardholder credit terms (such as default finance charges, late fees, overlimit charges, returned check charges, and other ordinary fees and charges) as soon as reasonably practicable in advance of such changes and will consult with Company prior to the implementation of any such changes.

5.3Credit Criteria.

(a)      Bank may (i) issue either a Private Label Credit Card or a Co-Brand Credit Card to any new applicant for an Account; and (ii) issue at any time and from time to time a Co-Brand Credit Card to any existing Cardholder as a replacement for an existing Private Label Credit Card.  Bank will assess Applications and render credit decisions solely on the basis of its credit criteria, applied consistently across the Program and in compliance with Applicable Law.

(b)      Bank will establish and may modify from time to time the credit criteria used in evaluating applicants under the Program (including the creditworthiness of individual applicants, the range of credit limits to be made available to individual Cardholders and whether to suspend or terminate the credit privileges of any Cardholder) provided such credit criteria and credit limits are applied by Bank using consistent judgment as Bank applies generally, taking into account similar factors it uses in considering other general purpose and private label credit card portfolios, as applicable.  Bank will consult with the Management Committee regarding any material changes to the credit criteria used for the Program.

5.4Operating Procedures.  Bank will develop and provide to Company, and may amend from time to time upon notice to Company, operating procedures (the “Operating Procedures”) governing the flow of authorizations, Application information and Charge Transaction Data, the logistics and specific procedures involved in the establishment and maintenance of Accounts under the Program and settlement procedures for charges submitted to Bank.  Any changes to the Operating Procedures that either party believes to be material to the ongoing operation of the Program will be subject to approval by the Management Committee other than (i) changes required by Applicable Law, (ii) any changes that are implemented across substantially all credit programs that are similar to the Program, and (iii) changes required by Bank’s systems.  Bank will use commercially reasonable efforts to minimize the impact of such changes to Company operations.  Company will conduct its activities relating to the Program in compliance with the Operating Procedures. If Bank changes the Operating Procedures and Company reasonably determines that such changes would require a capital expenditure by Company that would outweigh the financial benefit of this Agreement to Company, the parties will negotiate in good faith for a period of [***] days to reach a mutually agreeable solution.  If the parties are unable to agree within such period, Company may terminate this Agreement upon 30 days’ written notice to Bank.

5.5Inserts, Onserts and Billing Statement Messages.

(a)      For each billing statement sent to Cardholders during a billing cycle during the Term, Bank will make available to Company a space for two customized messages on the billing statement, and Bank will include up to three Company inserts or onserts into or with each billing statement if possible without causing the weight of the billing statement package to exceed one ounce, provided that Bank may, with respect to the billing statements for any month, take priority in including one or more Bank inserts, onserts or statement messages to the extent Bank deems such use reasonably necessary to comply with Applicable Law or protect Bank’s interest in the Accounts.  In addition, Bank may, with respect to the billing statements for any month, include at Bank’s cost (including any increased postage) one insert, onsert, or statement message promoting such cross-sell products and services as are permitted to be offered under Section 4.7 and to promote the Program and purchase activity on Accounts. For any Company statement messages or billing inserts or onserts to be included into or with the billing statements for any given month, Company must provide to Bank such statement messages or billing inserts or onserts meeting Bank’s production specifications (to be supplied to Company by Bank) on or before the earlier of (i) fifteen days prior to the insert print date and (ii) twenty-one days prior to the billing cycle mail date.  Bank will promptly notify Company if the inclusion of such billing inserts or onserts will cause the postage on such billing statements to exceed one ounce.  If Company nonetheless wishes Bank to include Company’s inserts or onserts into or with such monthly billing statements, then Company will provide at least five days prior notice to Bank to enable Bank to adjust its process and Company will pay the overweight postage charges resulting therefrom.  Company will also provide copies of all billing inserts to Bank at its own cost.

(b)      The form of customized messages and all billing inserts and onserts will comply with Bank’s specifications as provided to Company from time to time, and Bank will have the right to reject any message or billing statement that Bank reasonably believes is detrimental to the image of Bank or the Program or raises legal or regulatory risk.  Company may use its inserts, onserts, and statement messages to advertise its goods and services and other programs or services that Company deems appropriate, but will not use inserts, onserts or statement messages to promote financial products or services. Company will have the right to retain all revenue from the marketing of goods and services through Company’s inserts, onserts, and statement messages.

5.6Third Party Participation.  At the request of Bank, Company will require any person that (a) is engaged in the business of selling retail goods or services similar to those offered by Company using the Company Marks and (b) is an Affiliate of Company, to enter into a written agreement with Bank to be included in the definition of “Company” hereunder (on such modified terms and conditions as Bank may require).  Company has not and will not permit any licensee, subtenant, liquidator or other third party operating in, from or through any Store Location to accept Credit Cards for purchases by Cardholders without first obtaining Bank’s prior written approval.

5.7Taxes.

(a)      All payments made hereunder are exclusive of any applicable sales, use, transaction privilege and similar taxes (“Sales Taxes”). The party liable to make a payment under this Agreement shall be liable for and shall pay all applicable Sales Taxes. If the party receiving payment is obligated to collect and remit any Sales Taxes it shall add the appropriate amount of Sales Taxes to the invoice, or its equivalent, sent to the party making payment, disclosing the amount of all applicable Sales Taxes.  The party making payment is responsible for providing evidence of any Sales Tax exemption.  The party making payment shall reimburse the other party for Sales Taxes and any fee, penalty or interest that may be assessed against the other party for Sales Taxes and any fee, penalty or interest that may be assessed against the other party as a result of such initial party’s failure to pay Sales Taxes in accordance with this Section 5.7(a).  The party receiving payment shall reimburse the other party for Sales Taxes and any fee, penalty or interest that may be assessed against the other party as a result of such initial party’s failure to remit collected Sales Taxes to the appropriate jurisdictions. Furthermore, the party receiving payment shall be responsible for any interest, penalty or other charges assessed to the party making payment due to the first party's failure to invoice and remit Sales Taxes.  The parties agree to cooperate with each other to minimize any applicable Sales Taxes and, in connection therewith, the parties shall provide each other with any relevant tax information as reasonably requested (including without limitation, resale or exemption certificates, multi-state exemption certificates, and notices of assessments).

(b)      Company agrees that, unless otherwise provided in this section, Bank will be [***] (“Sales Tax Recoveries”).  If Bank elects to file lender claims, at its expense, where available (“Bank Sales Tax Claims”), Company will, at Bank’s expense, reasonably cooperate with Bank to recover such taxes in connection with charge offs, including executing all forms or other documentation necessary or required by any taxing authority in connection with recovering such taxes, and using commercially reasonably efforts to timely produce all supporting documentation and data relative to such Accounts then in Company’s possession and obtain all necessary supporting documents. Company shall use commercially reasonable efforts to maintain retail purchase data for a period of 48 months to support such claims.  Bank shall indemnify, defend and hold harmless Company, its Affiliates, and their respective officers, employees, agents and directors from and against any and all Damages resulting from any Bank Sales Tax Claims.  In states where Company is required to be the claimant to file for Sales Tax Recoveries related to any Accounts (“Company Sales Tax Claims”), Company, in its reasonable discretion, may elect to file Company Sales Tax Claims with the consent of Bank, which Bank will not unreasonably withhold.  In such case, Bank will reasonably cooperate with Company in obtaining Sales Tax Recoveries, including by providing documentation related to such claims made by Company. [***]  In the event that Company or any of its Affiliates is audited or assessed by a taxing authority, and as a result any Sales Tax Recoveries is required to be repaid by Company or any of its Affiliates to such taxing authority, Bank shall repay the portion of such Sales Tax Recoveries previously received by it to Company. Bank and its Affiliates also shall fully cooperate in any such audit or assessment.  Each party will bear its own costs related to filings, audits or assessments in connection with Sales Tax Recoveries attributable to Company Sales Tax Claims.

(c)      Company will deliver to Bank a duly completed and valid IRS Form W-9, and such additional documentation reasonably requested by Bank as may be necessary for Bank to comply with all its withholding and reporting obligations, upon execution of this Agreement, and at relevant times thereafter.  Company will timely replace or update the withholding certificates and documents upon a change in circumstances that invalidates an IRS form or document or otherwise replace an IRS form or document provided upon reasonable request by Bank.  Company acknowledges that amounts payable to Company under this Agreement (i) may be subject to tax backup withholding and information reporting, and (ii) in such case, will be paid net of backup withholding taxes.  Bank will issue required U.S. information returns on all amounts subject to information reporting.  Company will include in its payment settlement file all information reasonably requested by Bank to fulfill its information reporting obligations.

5.8Use of Names and Marks.

(a)      Company grants to Bank the nonexclusive, non-transferable, royalty-free right and license to use the Company Marks during (i) the Term or any Wind Down Period in connection with Bank’s establishment, marketing, administration and servicing of the Program, and (ii) any Tail Period, subject to the provisions of Section 10.3.  Company agrees to promptly notify Bank if any changes are made to the Company Marks so that Bank may adjust the Program Materials at the next convenient opportunity to Bank.  Company will pay the actual and reasonable expenses of Bank in modifying the Program Materials as a result of changes in the Company Marks; provided, that the parties will cooperate to minimize such expenses, including, as reasonably practicable, by agreeing to continue to use existing printed Program Materials until substantially depleted.  Bank will use the Company Marks in accordance with the reasonable written instructions provided to Bank by Company.  Bank is not acquiring any right, title or interest in the Company Marks, and will not take any action inconsistent with the Company’s ownership of the Company Marks.  Any goodwill arising from Bank’s use of the Company Marks will inure solely to the benefit of Company.

(b)      Subject to Applicable Law and the Network Rules, use of the Company Marks in connection with any materials contemplated by the license granted pursuant to the preceding Section will be subject to Company’s prior written approval (including by electronic mail), which approval will not be unreasonably withheld, and such Program Materials will be used by Bank in all material respects as approved by Company; provided, that once such approval is received, and in the absence of any material alteration thereto by Bank with respect to the use or placement of the Company Marks, no further review or approval will be required for the continued use (including re-printing and re-distribution) of such Program Materials by Bank; and provided,  further, that Bank will have no obligation to submit for prior approval by

Company any Cardholder correspondence or communication which refers to Company in the nominative sense and relates to the administration of the Program or the collection of Accounts, so long as Bank’s use of the “Company” name in any such correspondence or communication is limited to the extent necessary to identify the Program to the Cardholders as the subject matter thereof.  For clarity, Bank will submit to Company for its approval (which approval will not be unreasonably withheld or delayed) the form of any standardized Cardholder correspondence Bank proposes to use as part of the Program; provided, that Company’s approval will be limited to the placement of the Company Marks on such forms.

(c)      Company represents and warrants to Bank that it or its Affiliate owns the Company Marks, that Company has the right to grant the foregoing license and that Bank’s use of the Company Marks as authorized in this Agreement will not infringe the rights of any third party.

(d)      Bank hereby grants Company a non-exclusive, royalty-free right and license during the Term and any Wind Down Period to (i) use Bank’s name and marks to the extent necessary to comply with the disclosures required in connection with any Company-Generated Materials, (ii) in connection with the creation of any Company-Generated Materials, and (iii) as provided by Bank in connection with marketing and promoting the Program as contemplated hereunder.  Any such use will be subject to the prior written consent of Bank, not to be unreasonably withheld.  Bank agrees to promptly notify Company if any changes are made to the Bank name or marks so that Company may adjust any Company-Generated Materials at the next convenient opportunity to Company.  Bank will pay the actual and reasonable expenses of Company in modifying the Company-Generated Materials as a result of changes in the Bank name; provided, that the parties agree to cooperate to minimize such expenses, including, as reasonably practicable, by agreeing to continue to use existing printed Company-Generated Materials until substantially depleted and by Company ordering only customary and reasonable stocks of such Company-Generated Materials.

(e)      Bank represents and warrants to Company that it or its Affiliates owns the Bank’s marks, that Bank has the right to grant the foregoing license and that Company’s use of the Bank name or marks as authorized in this Agreement will not infringe the rights of any third party.

(f)      If either party sells or otherwise transfers any interest in the their respective names or marks to a third party, through liquidation or otherwise, the selling or transferring party will ensure that such sale or transfer is subject to the terms of this Agreement and to the other party’s license of, and right to use, such names or marks as provided for herein.

(g)      The parties will consult with each other before they, or any Affiliate or agent, draft any press release or public statement with respect to this Agreement or the Program and no such press release or public statement will be issued prior to receiving express written approval of the other, except, in each case, as may be required by Applicable Law.

5.9Securitization.  Bank and its Affiliates may securitize, participate or otherwise convey or transfer an interest in, or pledge or create a lien in respect of, any of the Accounts and Cardholder Indebtedness at any time during the Term, and will have the right to make all disclosures and filings associated with any such securitization, participation or secured financing as may be necessary in accordance with Applicable Law, customary market practices and as may be required by the terms of the securitization, participation or secured financing agreements; provided that Bank will ensure that any third party to whom it transfers or discloses Confidential Information in connection with such securitization signs a written contract in which such third party agrees to restrict its use of Confidential Information to the use specified in the written contract.  Company agrees to cooperate with Bank and its Affiliates and use commercially reasonable efforts (without being required to incur any material out of pocket costs) to assist Bank and its Affiliates in connection with any such matter.  In no event will Bank’s securitization, participation or secured financing activities interfere with Company’s option described in Section 10.2 to purchase the Program Portfolio upon termination of this Agreement; provided however, that Bank will have at least 120 days after the receipt of a Purchase Notice to remove the Program Portfolio from any securitization, participation or secured financing structure.

5.10Extended Warranties; Gift Certificates; Stored Value Cards.    Except as set forth below, Cardholders will not be permitted to finance on Accounts the purchase of extended warranties, service contracts, or stored value or prepaid cards without the prior written approval of Bank.  With respect to any of the foregoing, Company agrees to review with Bank its offering of and procedures concerning the sale and fulfillment of such products.  Company will be permitted to finance extended warranties or service contracts on Accounts if the insurer or underwriter of any such extended warranty or service program has a rating of “A” or better, as determined by the A.M. Best rating service (or any successor rating service thereto or, if A.M. Best ceases to publish such ratings, any similar rating provided by a rating service reasonably determined by Bank) (the “A.M. Best Threshold”).  If at any time any warranty program or provider fails to satisfy the A.M. Best Threshold, Bank may notify Company that Bank is no longer willing to authorize, and Company shall cease, financing on Accounts warranties provided under such warranty program or by such provider.  Even where approved by Bank, Company will be responsible for ensuring that any extended warranties, service contracts, or stored value or prepaid cards fully comply with Applicable Law.  Nothing in this Section 5.10 will restrict Company from selling products subject to normal manufacturer’s warranties included in the standard purchase price as long as no additional seller’s warranties are provided.  Cardholders may only use their Credit Cards to purchase gift certificates or stored value cards that may be used solely for purchases of Company’s merchandise as long as such Cardholders may not exchange their gift certificates or stored value or prepaid cards for more than five dollars ($5.00) in cash.

5.11Audit and Compliance.

(a)      No more than once per Program Year during the Term of this Agreement upon reasonable notice by the auditing party, the audited party will allow the auditing party or a third party auditor experienced in auditing credit card programs (provided that such third party auditor agrees to be bound by the confidentiality provisions herein, or whose professional ethical obligations impose a duty on it with respect to Confidential Information comparable to the applicable sections of this Agreement), selected by the auditing party and reasonably acceptable to audited party, to perform, at times and in a manner which does not unreasonably disrupt the operations of the audited party, an audit to verify all (a) reports and financial and related calculations and (b) any calculations forming the basis of any adjustments to the Loyalty Program Incentive or any termination right of the audited party contained in this Agreement.  The auditing party will not have the right to review any information of the audited party that is subject to a confidentiality restriction (or, in the case of Company, that relates to any other credit card program administered by Bank) and any such audit will be limited to the greatest extent practicable solely to the obligations of the audited party hereunder (and not to such party’s other processes and procedures).

(b)      In addition to the rights set forth in Section 5.11(a), Company will permit Bank and Bank’s regulators to visit Company’s offices, and the relevant locations of its Data Vendors, during normal business hours with reasonable advance notice and provide access to Company records relating to the Program to Bank or Bank’s regulators to the extent such access is requested by Bank or Bank’s regulators to confirm Company’s compliance with Applicable Law, data security requirements, and use of Cardholder Information in connection with the Program.  If any such review reveals a compliance issue, Company will use commercially reasonable efforts to, and will use commercially reasonable efforts to cause its Data Vendors to, promptly comply with any guidance or requirements of Bank or Bank’s regulators regarding changes to procedures used by Company or its Data Vendors as necessary to remediate such compliance issues.  Company further agrees to reasonably cooperate with Bank to ensure ongoing security and protection of Cardholder Information and to ensure that the Program complies in all respects with Applicable Law.

(c)      The following terms and conditions will apply with respect to any third party vendor or contractor Company engages in any capacity in connection with its rights or obligations hereunder if such third party would receive or have access to any Cardholder Information (each such third party is referred to herein as a “Data Vendor”):

(i)prior to engaging any Data Vendor, Company will (x) notify Bank of its intention to engage such Data Vendor, (y) ensure that such Data Vendor has sufficient controls in place to comply with clauses (ii) and (iii) below, and (z) ensure that the employees of such Data Vendor who will be responsible for fulfilling Company’s obligations under the Program have been trained sufficiently so as to be able to properly fulfill Company’s responsibilities hereunder;

(ii)Company will be responsible for each Data Vendor’s compliance with the provisions of Sections 13.4(a) and 13.4(c) notwithstanding that Bank, and not Company, may have provided the applicable Cardholder Information to such Data Vendor;

(iii)the provisions of Section 13.4(d) will apply to the Data Vendor and any breach of its systems, and Company will be responsible for satisfying the obligations of the Affected Party in any case in which there has been any actual or threatened breach of such Data Vendor’s systems;

(iv)as between Bank and the Data Vendor, Bank is and will remain the owner of all right, title and interest in and to all Cardholder Information, and such Data Vendor (i) will only use such Cardholder Information consistent with Company’s rights or obligations hereunder, and (ii) will not, without the written consent of Bank, commingle any Cardholder Information with any other data or information; and

(v)Bank may terminate (or direct Company to terminate) the ability of any Data Vendor to access Cardholder Information at any time upon notice to Company if Bank determines that (x) such Data Vendor is failing to comply in any material respect with (1) the terms of the Agreement, as applicable to it through this Section 5.11(c), or (2) Applicable Law, or (y) allowing the Data Vendor to continue to receive or have access to Cardholder Information is likely to result in reputational or business harm to Bank.

(d)      Each of Bank and Company agrees to comply with all applicable PCI Standards in relation to the conduct of the Program.  If during any periodic assessment of a party’s (the “PCI Obligated Party”) compliance with such PCI Standards, the PCI Obligated Party determines that it is not in material compliance, the PCI Obligated Party will promptly notify the other party, and the PCI Obligated Party will provide the other party with a statement of the steps and timeline for cure of such material deficiency.

(e)      Except for Company-Generated Materials approved by Bank pursuant to this Section, Company will only use documents, forms, terms and conditions, and other similar content in connection with the Program that were provided to Company by Bank (and in each case only the latest version), and in the manner directed by Bank, and Company will not modify any such Bank-provided documents, forms, terms and conditions, or other similar content without Bank’s prior written consent.  In addition, Company will cooperate with Bank to implement changes to such Bank-provided documents, forms, terms and conditions, and other similar content used in connection with the Program based a Change in Law, as determined by Bank.

(f)      Except as otherwise agreed to by Company and Bank, Company will submit to Bank for written approval (which approval may be by email) any credit-related advertising, disclosures, or other documents, forms, terms and conditions, and other content in connection with the Program that have been prepared by Company (or its vendors or contractors) prior to disseminating or otherwise using such materials (such materials are collectively referred to herein as “Company-Generated Materials”).  Company-Generated Materials will include templates that are approved by Bank for Company’s use with respect to specific advertising campaigns without seeking additional approval from Bank so long as Company complies with the limits set forth in Bank’s approval.  Bank will use commercially reasonable efforts to either approve such Company-Generated Materials or notify Company that such Company-Generated Materials are not approved (and the reasons therefor) within five Business Days of Bank’s receipt thereof.  The specific process through which Company will submit and Bank will approve any Company-Generated Materials is set forth on Schedule 5.11.  Bank may monitor the use of Approved Advertisements and Approved Templates after such materials are disseminated or otherwise used by Company. Notwithstanding Bank’s approval of any Approved Advertisement or Approved Template, Company will implement changes to any Approved Advertisement or Approved Template, as the case may be, as directed by Bank if (i) as a result of Bank’s monitoring activities, Bank determines that Company is not using an Approved

Advertisement or Approved Template in the manner directed by Bank, or (ii) Bank determines that a Change in Law (as reasonably determined by Bank) have rendered any such Approved Advertisement or Approved Template (or the manner in which such Approved Advertisement or Approved Template is being used) non-compliant.

5.12Reserved.

5.13Application Channels.  Bank and Company will cause the following Application channels to be established on or prior to the Program Commencement Date:

(a)      online Applications made through the Bank Webpage and Bank’s mobile mApply system;

(b)      a system whereby customers may submit electronic Applications at Store Locations and receive an “instant” credit decision to allow such approved Cardholders to make purchases using an Account on the same day at such Store Location (subject to Bank’s ordinary course policies and practices regarding fraud prevention, credit exposure and operational exposure);

(c)      a system whereby customers engaging in certain transactions at Store Locations will be pre-screened for Accounts by Bank and, to the extent Bank determines that such customer qualifies for an Account, will receive a pre-screened credit offer through the use of Bank’s Quickscreen™ process, subject to Bank’s ordinary course risk management policies and procedures.  Subject to Applicable Law, the frequency with which any individual customer will receive a Quickscreen™ offer (after a prior offer is rejected) will be governed by Bank’s ordinary course risk management policies.  Unless otherwise prohibited by Applicable Law, Company will maintain and implement its privacy policies and practices in a manner that permits it to provide Bank with the information necessary to permit the legal and effective use of Quickscreen™; and

(d)      a process for pre-screened applications as contemplated by Section 13.2(d).

5.14Systems.  Company and Bank will establish (no later than the Program Commencement Date) and maintain connectivity to each other’s systems for the purposes of administering and supporting the Program for, among other things:  (i) allowing Bank and Company to administer their respective obligations with respect to the Cardholder Loyalty Program and providing the Loyalty Program Incentive to Cardholders, (ii) allowing Company to transmit such applicant information to Bank as is available to Company and reasonably requested by Bank in connection with underwriting any Application, and (iii) sending and receiving authorization requests and Charge Transaction Data as provided for in Section 2.1.

5.15Form Factors and Account Functionality.  Bank agrees to present Company with the opportunity to offer and, with Company’s reasonable cooperation, to make commercially reasonable efforts to make available, new payment form factors for Accounts (different than current plastic cards) within a reasonable time after Bank makes them generally available to similar retailer credit programs provided by Bank’s “Retail Card” business unit.  Notwithstanding the foregoing, Bank’s obligations under this Section are conditioned on the ability of Bank to perform without violating any proprietary rights of a third party or breaching any agreement by which Bank or its Affiliates are bound, and the parties’ agreement on payment of any related expenses.

ARTICLE 6EXCLUSIVITY

6.1Exclusivity.

(a)      Other than the Program or any program offered by Bank or an Affiliate of Bank, Company will not (and will cause its Affiliates not to), with respect to any general purpose or private label consumer credit or charge card product or program made available to consumers within the United States (whether or not such product or program is manifested by a physical card or other device), directly or indirectly (including through any arrangement with any non-Affiliate third party that has the purpose or effect of allowing such third party to use the Company Marks in a manner that would violate this Section 6.1(a)):

(i)enter into any agreement to provide, or otherwise offer any such product or program that bears, uses or refers to any of the Company Marks;

(ii)promote, sponsor, solicit or facilitate the origination or usage of any such product or program; or

(iii)issue, award, sell or post any points or other benefits under the Cardholder Loyalty Program for or in consideration of the use of any credit card or credit account (or the opening of any credit card or credit account), regardless of how manifested.

(b)      In addition, other than the Program or any program offered by Bank or an Affiliate of Bank, Company will not (and will cause its Affiliates not to) enter into any agreement to provide, or otherwise offer, promote, sponsor, solicit, or facilitate the origination or usage of any consumer credit or charge program made available to customers within the United States that includes a promotional credit attribute.

(c)      The foregoing will not prohibit

(i)Company from entering into any arrangement for the offering or promotion of any commercial credit product or any consumer credit product that does not constitute a consumer charge product or an open-end, revolving credit program (e.g., debit cards, gift cards, prepaid cards and stored value cards), regardless of whether or not such payment products bear the Company Marks and regardless of form factor, other than a product that includes a promotional credit attribute;

(ii)Company from accepting any credit card, debit card or other payment product or tender type or advertising its acceptance of any such credit card, debit card or other payment product or tender type;

(iii)Company’s participation in [***], and provided, that Company will not participate in more than [***]);

(iv)Company from placing content on the Company Website [***]; provided that, (x) such content shall not promote [***]; or

(v)Company from offering its customers a loyalty program of any type (whether or not using Company Marks); provided that (x) Company shall not, in connection with any such program, promote the generation of credit card accounts in the United States other than the Accounts and no such program shall be marketed more prominently in any retail stores operated by Company than the Cardholder Loyalty Program; and (y) the Cardholder Loyalty Program shall be the primary loyalty program of Company. For the avoidance of doubt, nothing in this Agreement shall prevent Company from establishing, maintaining and administering a Company loyalty program that is not a Cardholder Loyalty Program.

(d)      Notwithstanding Section 6.1(a), Company may offer, sponsor, promote or endorse any Mobile Wallet so long as (i) Company does not originate or assist in the origination of any consumer credit product hosted in such Mobile Wallet, (ii) Company does not encourage the use of any consumer credit product hosted in such Mobile Wallet (through funding or other financial incentives provided by Company), and (iii) such Mobile Wallet is not co-branded with any Company Marks. However, Company will not be prohibited from offering or accepting any Mobile Wallet solely because such Mobile Wallet allows a cardholder to apply for or obtain a consumer credit product to be accessible by such Mobile Wallet.  If Company elects to offer, sponsor, promote or endorse a Mobile Wallet, then, at Company’s written request, Bank will use commercially reasonable efforts to include all Accounts in such Mobile Wallet (“Mobile Wallet Integration”) and the parties will establish, within 90 days of such request, a reasonable timeline for Mobile Wallet Integration; provided that (1) the data security, system authorization, technological and operational aspects of such Mobile Wallet and alternative network comply with Applicable Law, (2) the applicable Mobile Wallet operator agrees to permit the participation of Bank and the Accounts in such Mobile Wallet on commercially reasonable terms, (3) the parties agree to a mutually acceptable allocation of the costs, (4)  Company commits to develop and implement the corresponding point of sale systems enhancements; and (5) Company negotiates in good faith with the Mobile Wallet operator for Accounts to be included in such Mobile Wallet.

(e)      [***]

(f)      Acquired Retailer Card Program. If Company acquires a business which has a card program (the “Acquired Card Program”), Company will have sole discretion to decide whether the Acquired Card Program will be rebranded to the Company brand.

(i)If the Acquired Card Program is not rebranded to the Company brand, then Company will have the right to continue to operate the Acquired Card Program independently.

(ii)If the Acquired Card Program is not rebranded to the Company brand, and the Acquired Card Program was issued by a third party, then Company will offer Bank the option to purchase (the “Acquired Card Program Purchase Option”) the Acquired Card Program portfolio at a purchase price consistent with the agreement pursuant to which Company acquired the Acquired Card Program; provided that such agreement permits such sale of the Acquired Card Program to Bank.  As a result of the sale, the accounts acquired under the Acquired Card Program will be converted to Accounts under this Agreement and treated as Accounts originated pursuant to a Cardholder Agreement hereunder.

(iii)In order to exercise the Acquired Card Program Purchase Option, Bank will provide written notice of its intent to purchase the Acquired Card Program within 30 days of Bank’s receipt of notice from Company of the Acquired Card Program Purchase Option.

ARTICLE 7CUSTOMER SERVICE, SERVICE LEVEL STANDARDS AND REPORTS

7.1Customer Service.  Bank will provide the customer service for the Program, which customer service will include a dedicated, toll-free, inbound customer service number with a Company-branded voice response unit (VRU) available 24 hours a day, 365 days a year, and a team of live customer service agents available during Bank’s standard daytime United States business operating hours. Unless the Management Committee otherwise agrees, during Bank’s standard daytime United States business operating hours,  all live, oral, Cardholder-facing, English-language customer service functions (i.e., telephone calls) will be performed solely in the United States.  The foregoing notwithstanding, during any unplanned outage Bank may re-direct such customer service functions outside of the United States until such outage is resolved.  Subject to any limitations imposed by Applicable Law, Company may monitor, periodically and through a mutually agreeable reasonable method, selected live or previously recorded customer service calls and to provide feedback from such monitoring to the Bank Program Manager.  Bank will designate a manager-level resource within its customer service operation to act as a liaison between the parties and respond to Company’s questions and concerns.

7.2Service Level Standards.  Bank will comply with the individual service level standards (“Service Level Standards”) and provisions governing the failure to meet Service Level Standards set forth in Schedule 7.2.

7.3Periodic Program Reports; Analytics.

(a)      Bank will provide Company with the reports set forth on Schedule 7.3 and any other reports as mutually agreed upon by the parties.

(b)      Bank will provide to Company analytical services to assist Company with its strategic and tactical business and marketing needs.  Such services may include analyzing data from the Program on consumer purchase patterns and behaviors, segmenting consumer markets using purchase and demographic information, creation of response models to identify purchase behaviors and other variables potentially correlated with response to various Company offers, the matching and tagging of lists of Company customers with behavioral or response variables, and various reporting services.  Each analytical service project request will be mutually agreed upon by the parties by way of Management Committee review and approval pursuant to Section 4.2(b) and expenses for third party services may be paid from the Marketing Plan as developed by the parties.

7.4Company Financial Reports.

(a)      If at any time during the Term, At Home Group Inc. is not obligated to, or for any other reason does not timely, file periodic financial reports with the Securities and Exchange Commission pursuant to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, Company will:

(i)As soon as practicable but in any event not more than 120 days after the end of each fiscal year of At Home Group Inc., deliver to Bank At Home Group Inc.’s audited annual financial statements, including its audited consolidated balance sheet, income statement and statement of cash flows and financial position and accompanying notes to such financial statements; and

(ii)As soon as practicable but in any event not more than 60 days after the end of each of the first three (3) fiscal quarters of each fiscal year of At Home Group Inc., deliver to Bank At Home Group Inc.’s unaudited quarterly financial statements, including its unaudited consolidated balance sheet, income statement and statement of cash flows and financial position, and accompanying notes to such financial statements, accompanied by a certificate from Company’s chief financial officer that such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of At Home Group Inc. as of the end of such fiscal quarter and the results of its operations, subject to normal year-end audit adjustments

(b)      Financial statements required to be delivered pursuant to Section 7.4(a)(i) or (ii) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Company posts such financial statements, or provides a link thereto on the Company Website; provided, that upon request of Bank, Company shall (x) notify (which may be by facsimile or email) Bank of the posting of any such financial statements and (y) provide to Bank by email electronic versions (i.e., soft copies) of such financial statements.

(c)      No later than five (5) days after the filing of At Home Group Inc.’s periodic financial reports with the Securities and Exchange Commission or the delivery of the financial statements referred to in Section 7.4(a), as applicable, Company will deliver to Bank, a certificate signed by an officer of Company (or any direct or indirect parent of Company) (which delivery may be by electronic communication including facsimile or email) certifying as to At

Home Group Inc.’s maintenance of the Minimum Net Worth requirement set forth in Section 9.4(e).

7.5Disaster Recovery Plan.  During the Term, Company and Bank will each maintain in effect a disaster recovery and business continuity plan that complies with Applicable Law.

ARTICLE 8CHARGEBACKS

8.1Chargeback Rights.  Bank will have the right to chargeback to Company any Cardholder Indebtedness pertaining to a PLCC Purchase or a Co-Brand Purchase, if Bank is entitled under the Network Rules to effect such chargeback as a bankcard issuer or, if, with respect to the corresponding charge or credit or the related Charge Transaction Data or the underlying transaction:

(a)      The Cardholder disputes such charge and Company cannot provide Bank with evidence of the terms of the charge that resolves the dispute (including the date of the charge, the last 4 digits of the Credit Card number, products purchased and purchased amount) within 15 Business Days after Bank’s request; provided,  however, that any such dispute constitutes a bona fide claim presented by the Cardholder in good faith in the reasonable opinion of Bank; and, provided further, that Bank will have no obligation to re-charge the Cardholder for a charge where Company could not provide Bank with evidence of the terms of the charge that resolves the dispute within the above-referenced 15 Business Day period, but Company subsequently locates or otherwise finds evidence of such terms;

(b)      The Cardholder disputes the amount of an Account or refuses to pay alleging dissatisfaction with products or services received or failure to receive products or services, a breach of any warranty or representation by Company in connection with the transaction, or an offset or counterclaim based on an act or omission of Company, the product manufacturer or any third-party service provider, provided,  however, that any such dispute constitutes a bona fide claim presented by a Cardholder in good faith in the reasonable opinion of Bank;

(c)      The Cardholder disputes such charge and Company failed to comply in any material respect with any Operating Procedures with respect to such charge or Account or in connection with any corresponding credit, as determined by Bank in its good faith discretion;

(d)      Bank determines that any charge, credit or Account was subject to any acts of fraud performed by or in collusion with Company’s or its Affiliates’ employees, contractors or agents;

(e)      Company failed to comply with any Operating Procedures and the Cardholder or any other person asserts that such person’s name, social security number or other identifying information was used to make any purchase (or to open an Account on which such purchase was made) and that such person did not make or authorize the purchase or open the Account in dispute;

(f)      Bank determines that any presentment warranty set forth on Schedule 8.1(e) was false or inaccurate in any respect when made.

8.2Non-Company Purchase Chargebacks.  Bank will have the right to charge back to Company any Cardholder Indebtedness on any Co-Brand Account (i) arising out of Company employee fraud, or (ii) with respect to which Company did not comply with the Operating Procedures in originating the Account.  Except as provided in the preceding sentence, Bank will have no chargeback rights against Company for any Non-Company Purchases.

8.3Settlement of Claims.  In its reasonable discretion, Bank may compromise and settle any claim made by any Cardholder (including claims made on behalf of an authorized user) relating to such Cardholder’s Account.  No such compromise or settlement will impair Bank’s right to chargeback under Article 8 any portion of such Account not paid pursuant to any such settlement or compromise.  If the full amount or any portion of any charge is charged back, Bank will assign, without recourse, all rights to payment for the amount charged back to Company upon the request of Company.

8.4Delivery of Materials Regarding Chargebacks.  Company will deliver to Bank any correspondence or other materials requested by Bank, or otherwise required in connection with the processing of any chargeback, via such electronic transmission mode as Bank will reasonably designate.

ARTICLE 9TERM AND TERMINATION

9.1Program Term.  This Agreement is effective as of the Effective Date and, unless terminated earlier pursuant to Sections 9.2, 9.3 or 9.4, will continue until the end of the seventh (7th) Program Year (the “Initial Term”). This Agreement will automatically renew for successive one year terms (each such renewal term together with the Initial Term, the “Term”) unless either party provides notice of termination at least 12 months prior to the expiration of the then-current Term.

9.2Termination of Agreement.  Notwithstanding anything in Section 9.1 to the contrary, this Agreement may be terminated by either party prior to the end of the Term as provided below:

(a)      If either party materially breaches any covenant or agreement contained in this Agreement (other than a Service Level Standard governed by Schedule 7.2) which (i) does not involve the payment of money to the other party hereto and such breach continues for a period of [***] days after the non-breaching party has given written notice of the breach, or (ii) involves the payment of money to the other party hereto and such breach continues for a period of [***] days after the non-breaching party has given written notice of the breach.  The foregoing clause (ii) notwithstanding, the failure of a party to make a payment due hereunder will not give rise to a termination right in the other party if such party, acting in good faith, has delivered a written notice to the other party contesting its obligation to make such payment and has paid all uncontested amounts.  In any case, to be effective, a termination notice must be delivered within [***] after the expiration of the applicable notice periods.  This Agreement will terminate [***] after delivery of such notice of termination.

(b)      If any representation or warranty made by a party proves not to have been true and correct in all material respects as of the date when made and such failure to be true and correct in all material respects has or is likely to have a material adverse effect on the Program, the Accounts, the other party’s rights hereunder, or the other party’s economic interests, then the other party will have the right to terminate this Agreement.  In order to be effective, the notice of termination must be delivered within [***] after the date such other party first becomes aware that such representation or warranty is not true and correct.  This Agreement will terminate [***] after delivery of such notice of termination.

(c)      If a party (i) is no longer Solvent; (ii) generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally; (iii) makes a general assignment for the benefit of its creditors; (iv) has any proceeding instituted by or against it seeking to adjudicate it bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or (v) takes any corporate action to authorize any of the actions set forth above in (i) through (iv) above, then the other party will have the right to terminate this Agreement.  In order to be effective, the notice of termination must be delivered within [***] after such other party becomes aware of the occurrence of such event; provided, that in the case of an occurrence under clause (iv), this Agreement will terminate automatically unless the parties will mutually agree in writing to continue the Program.  In any case in which notice is required for termination, this Agreement will terminate upon delivery of such notice.

(d)      If a party determines in good faith that there has been a material adverse change to the other party and such change has had or is reasonably likely to have a material adverse effect on the ongoing operation or continued viability of the Program or on the operations, financial condition, business or prospects of the affected party, then the determining party will have the right to terminate this Agreement.  In order to be effective, the notice of termination must be delivered within [***] after the terminating party makes such determination.  This Agreement will terminate [***] after delivery of such notice of termination.

(e)      Either Bank or Company will have the right to terminate this Agreement upon written notice to the other party hereto, if the performance by the other party of its obligations under this Agreement is prevented or materially impeded, without ability to cure, for a period of not less than [***] by a Force Majeure Event.

9.3Termination of Agreement by Company.

(a)      Company will have the right to terminate this Agreement upon written notice if, with respect to Bank, any of the following events occur:  (i) any person or group of persons deemed to be a single person within the meaning of Section 13 of the Securities Exchange Act of 1934, acquires beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Bank, or effective control of the activities of Bank (through contract, board representation or otherwise) regardless of the percentage of ownership; (ii) the stockholders of Bank approve a reorganization, merger or consolidation (each a “Bank Reorganization”), in each case through which the persons who were the respective beneficial owners of the voting securities of Bank immediately prior to such Bank Reorganization do not beneficially own, following such Bank Reorganization, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of Bank, as a result of such Bank Reorganization; or (iii) all or substantially all of the assets or property of Bank are sold or otherwise disposed of in one transaction or in a series of related transactions;  provided, that Company’s termination right with respect to clauses (i), (ii) and (iii) will not apply to any transfer of ownership, Bank Reorganization or asset disposition where Synchrony Financial owns or controls, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the entity acquiring the ownership or assets of Bank as contemplated by clauses (i), (ii) or (iii).  In order to be effective, the notice of termination must be delivered [***] after Company becomes aware of the occurrence of such event.  This Agreement will terminate [***] after delivery of such notice of termination.

(b)      Company will have the right to terminate this Agreement if there is a Change in Law applicable to Bank which reduces, or could reasonably be expected to reduce, in any material respect the ability of Company to gain access to, or to use, any Cardholder Information or Charge Transaction Data below the level of access and use permitted under Applicable Law immediately prior to the Effective Date, and such reduction in access would be capable of being eliminated or materially mitigated if (i) Company were to terminate this Agreement, (ii) purchase the Program Portfolio (either for itself and its Affiliates or through a third party issuer), and (iii) enter into alternative program arrangements with a third party issuer other than Bank; provided, that Company has first sought to engage Bank in a good faith negotiation to offset the effect of such Change in Law and the parties have not agreed on such an offset within [***].  In order to be effective, the notice of termination must be delivered within [***] after the applicable Change in Law.

(c)      Company will have the right to terminate this Agreement if Bank fails to maintain a “Tier 1 capital” ratio (as defined in the applicable federal bank regulations, as amended from time to time) of [***].  Bank will provide notice to Company of any failure to maintain such Tier 1 capital ratio at or above [***] after the filing of Bank’s call report for the applicable Bank fiscal quarter.  In order to be effective, the notice of termination must be delivered to Bank within [***] after Bank has provided notice of the requisite failure for the second consecutive fiscal quarter.

(d)      Company will have the termination right set forth in Section 5.4.

9.4Termination of Agreement by Bank.  Notwithstanding anything in Section 9.1 to the contrary, this Agreement may be terminated by Bank prior to the end of the Term as provided below.

(a)      Bank will have the right to terminate this Agreement upon written notice if, with respect to Company, any of the following events occur:  (i) any person or group of persons deemed to be a single person within the meaning of Section 13 of the Securities Exchange Act of 1934, acquires beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Company, or effective control of the activities of Company (through contract, board representation or otherwise) regardless of the percentage of ownership; (ii) the stockholders of Company approve a reorganization, merger or consolidation (each a “Company Reorganization”), in each case through which the persons who were the respective beneficial owners of the voting securities of Company immediately prior to such Company

Reorganization do not beneficially own, following such Company Reorganization, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of Company, as a result of such Company Reorganization; or (iii) all or substantially all of the assets or property of Company are sold or otherwise disposed of in one transaction or series of related transactions; provided, that Bank’s termination right with respect to clauses (i), (ii) and (iii) will not apply to any transfer of ownership, Company Reorganization or asset disposition where At Home Group Inc. owns or controls, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the entity acquiring the ownership or assets of Company as contemplated by clauses (i), (ii) or (iii). In order to be effective, the notice of termination must be delivered within [***] after Bank becomes aware of the occurrence of such event.  This Agreement will terminate [***] after delivery of such notice of termination.

(b)      Bank will have the right to terminate this Agreement upon written notice if (i) ~~there is a Change in Law~~; (ii) Bank determines, in good faith, that such Change in Law has had, or is reasonably likely to have, a material adverse effect on Bank’s ability to provide the Program or perform the transactions contemplated hereby or on Program economics (which material adverse effect, for purposes hereof, will include a drop in [***] generated through the Program of [***] or more); (iii) Bank has sought to engage Company in a good-faith renegotiation of the terms of this Agreement; (iv) the parties hereto have not agreed to modifications to the terms of this Agreement that are reasonably likely to prevent a material adverse effect on the economics of the Program or on Bank (or on its ability to perform the transactions contemplated by this Agreement) resulting from the Change in Law; and (v) either Bank is required to initiate changes to the Program to comply with the applicable Change in Law or more than [***] have passed since Bank first sought to engage Company in a good faith renegotiation of the terms of this Agreement.

(c)      Bank will have the right to terminate this Agreement upon written notice if Company’s business changes such that it no longer continues to sell primarily the type of goods and services generally similar to those sold by Company as of the Effective Date.

(d)      If, notwithstanding Company’s commercially reasonable efforts to comply (and to cause its Data Vendors to comply) with any guidance or requirements of Bank or Bank’s regulators as required pursuant to Section 5.11(b), such efforts do not result in full remediation of the applicable compliance issues arising from an audit pursuant to Section 5.11(b), Bank will have the right to terminate this Agreement upon [***] days’ written notice.

(e)      Bank will have the right to terminate this Agreement upon written notice if At Home Group Inc. fails to maintain Minimum Net Worth (as defined below) of at [***] as of the end of any fiscal quarter of At Home Group Inc.  In order to be effective, Bank’s notice of termination must be delivered to Company within [***] after Bank’s receipt of At Home Group Inc.’s financial statements pursuant to Section 7.4(a) or At Home Group Inc.’s filing of its periodic financial reports with the Securities and Exchange Commission, as applicable, in each case establishing the requisite failure.  As used herein, “Minimum Net Worth” means, with respect to any entity and as of any date of determination, all items which should be included as assets of such entity, less all items which should be included as liabilities of such entity, in each case calculated in accordance with generally accepted accounting principles in the United States.

ARTICLE 10EFFECTS OF TERMINATION

10.1General Effects.

(a)      Following any notice of non-renewal or termination by either party pursuant to Article 9, except as expressly provided for herein to the contrary, each party will continue to perform all of its obligations hereunder until the end of the Term.  Upon any termination of this Agreement, except as contemplated by this Article 10 and the provisions of Section 14.12, all obligations of the parties under this Agreement will cease.

(b)      For the avoidance of doubt, any termination of this Agreement will apply to both the PLCC Program and the Co-Brand Program.  Neither Bank nor Company will have the right to terminate the PLCC Program or the Co-Brand Program separately.

10.2Purchase Option.

(a)      Wind Down Period.  In case this Agreement terminates for any reason, during the Wind Down Period applicable to such termination:

(i)The parties will cooperate and use their commercially reasonable efforts to make an orderly and reasonably expeditious winding-down of the Program and transfer of their respective rights, duties and obligations to Company or the Nominated Purchaser, or to Bank, as applicable, as provided herein.  Upon any early termination of this Agreement pursuant to any of Sections 9.2, 9.3, or 9.4, at the written request of Company, the Agreement may be extended for such period of time as is provided for herein for Company to complete the Company Purchase Option (the “Wind Down Period”); provided, that the Wind Down Period will terminate upon the expiration or earlier termination by Company of the Company Purchase Option as provided for herein.  Except as set forth below in Section 10.2(a)(ii), during any Wind Down Period, all obligations of the parties to (x) maintain and service the Accounts, including (A) Bank originating new Accounts, (B) Bank funding Cardholder Indebtedness, and (C) Company accepting Accounts, will continue in accordance with and subject to the terms of the Agreement, and (y) continue to conduct the Program in accordance with the terms of this Agreement, including with respect to marketing the Program, will continue in full force and effect through the end of such Wind Down Period.

(ii)Notwithstanding the provisions of Section 10.2(a)(i), if the Agreement is terminated (A) as a result of Company’s violation of any Applicable Law, or (B) in connection with Company having experienced a Security Incident, in either case, to the extent that as a result of such violation or Security Incident Bank’s compliance with Section 10.2(a)(i) above would be reasonably likely to have an adverse impact, in any material respect, on Bank, the Program or the Program Portfolio (each of the events under clause (A) or (B), a “Company Suspension Event”), Bank may, at its option, upon notice to Company, cease performance of its obligations under Section 10.2(a)(i) above, (provided that in the case of clause (x) of Section 10.1(a)(i), Bank may cease funding Cardholder Indebtedness only with respect to Private Label Accounts, but may cease processing and directly settling with Company with respect to Co-Brand Accounts).  Bank’s rights under the preceding sentence will only apply if Company fails to cure such Company Suspension Event within [***] days of notice from Bank of its intention to exercise its rights under such sentence.  Anything in the foregoing to the contrary notwithstanding, if the cure rights set forth in the preceding sentence arise out of the same event that gave rise to an applicable right of Bank to terminate this Agreement pursuant to Sections 9.2 or 9.4, then any cure period related to such termination event will run concurrently with the cure period above.  Upon the occurrence of any Company Suspension Event, Company will use commercially reasonable efforts to cure such Company Suspension Event.

(iii)Each party agrees that it will be responsible for its own costs and expenses during the Wind Down Period and not incur any costs or expenses that are reimbursable by the other party in accordance with the terms hereof without the prior approval of such other party.

(b)      Program Portfolio Purchase Option.  Solely to the extent that, as of the date of the expiration of the Term, or the date of the earlier termination pursuant to Section 9.2, 9.3, or 9.4, the aggregate Cardholder Indebtedness is [***] Company will have the exclusive option to purchase, or arrange for a third party (a “Potential Purchaser”) to purchase, the Program Portfolio as set forth below.  Such option (the “Company Purchase Option”) will be exercisable in Company’s sole discretion.  Except to the extent specifically set forth in this Section 10.2(b), or in Sections 10.2(c), 10.2(d) or 10.2(e), the periods of time necessary to complete the various phases of the Program Portfolio acquisition will be within the reasonable discretion of Company; provided,  however, each of Company and Bank acknowledges and agrees that (x) in the case of the expiration of the Term pursuant to Section 9.1, Company’s right to exercise the Company Purchase Option will begin [***] prior to the expiration of, and will expire as of the last day of, the Term, (y) upon any earlier termination of the Agreement pursuant to Section 9.2, 9.3, or 9.4, the Company Purchase Option will expire at the end of the [***] following the delivery of the applicable notice of termination (the respective periods set forth in clauses (x) and (y) are referred to as the “Portfolio Purchase Period”), and (z) not later than six months prior to the expiration of the Portfolio Purchase Period, Bank and the Nominated Purchaser must have executed a purchase and sale document setting forth the terms and conditions for the simultaneous closing and conversion of the Program Portfolio. Bank will reasonably cooperate with Company and Nominated Purchaser, and Company will reasonably cooperate with Bank and use commercially reasonable efforts to cause Nominated Purchaser to reasonably cooperate with Bank, in connection with the closing and conversion of the Program Portfolio including as set further set forth in this Section 10.2.

(c)      Program Portfolio Evaluation Information.

(i)Not later than [***] after the earlier of (x) the beginning of the final [***] of the Initial Term, or (y) receipt by either party of a notice of termination, Company may notify Bank in writing (the “Evaluation Notice”) of Company’s intent to evaluate the Program Portfolio for purposes of determining whether to exercise the Company Purchase Option.  If Company does not provide the Evaluation Notice within such 30 day period, the Company Purchase Option will expire.  Upon the timely issuance of an Evaluation Notice, Bank will provide to Company or Potential Purchasers in accordance with this Section 10.2(c)(i): (1) the data and information described [***].  Bank will provide [***] Evaluation Data as soon as reasonably practicable after receiving a request from Company, but in any event, Bank will provide [***] of the Evaluation Notice, and [***] RFP Data.  Company will obtain a customary confidentiality agreement from any Potential Purchaser to which Evaluation Data is provided, and Bank will be made a third party beneficiary to such confidentiality agreement.  Company may share the Evaluation Data provided to Company under this Section 10.2(c)(i) with Potential Purchasers and representatives of Company or such Potential Purchasers for the sole purpose of evaluating the Program Portfolio and the Company Purchase Option, subject to Section 10.2(c)(ii).

(ii)Bank’s obligation to provide Evaluation Data to Company or Potential Purchasers, and Company’s and Potential Purchasers’ rights to use such Evaluation Data, will be subject to the following limitations:

(A)Company will use its commercially reasonable judgment in determining the number and qualifications of Potential Purchasers who will receive [***] RFP Data and information regarding the Program and Accounts; provided that each Potential Purchaser must have the financial and operational capability to acquire the Program Portfolio and operate a credit card program similar in all material respects to the Program, in each case as reasonably determined by Company;

(B)no more than [***] Potential Purchasers will receive [***] RFP Data; and

(C)only one Potential Purchaser will be selected by Company to be eligible to consummate the Company Purchase Option (such Potential Purchaser, including Company, if it elects to directly purchase the Program Portfolio pursuant to this Section, is referred to as the “Nominated Purchaser”).

Company acknowledges and agrees that, (x) it will select its Nominated Purchaser not less than 10 months prior to the expiration of the Portfolio Purchase Period, and (y) once it has designated a Nominated Purchaser, only the Nominated Purchaser will take part in establishing the purchase price for the Program Portfolio, including establishing its Fair Market Value and negotiating the applicable Program Portfolio acquisition documentation.

(d)      Program Portfolio Purchase Price and Valuation.

(i)The “Portfolio Purchase Price” for the Program Portfolio will be [***].

(ii)The “Fair Market Value” of the Program Portfolio will be determined in accordance with this subsection (d).

(A)Within [***] days following Company’s selection of a Nominated Purchaser, and for a period of up to [***] days after Company notifies Bank of such selection (the “Mutual Agreement Period”), the Nominated Purchaser and Bank will meet in good faith to attempt to agree on the Fair Market Value of the Program Portfolio to be so purchased.  If the parties are able to agree upon the Fair Market Value, such agreed upon value will constitute the Fair Market Value for purposes of determining the Portfolio Purchase Price and Company will have [***] days following the end of the Mutual Agreement Period to deliver a notice of Company’s or its Nominated Purchaser’s (if different) intent to purchase the Program Portfolio for the Portfolio Purchase Price (“Purchase Notice”).  If Company fails to deliver the Purchase Notice within such [***] day period, then the Company Purchase Option will expire.

(B)Valuation Experts.

(a)If Bank and the Nominated Purchaser are not able to so agree on the Fair Market Value within the Mutual Agreement Period, then, no later than [***] days following the end of the Mutual Agreement Period, the Nominated Purchaser may elect to have the Fair Market Value determined by valuation experts, as set forth in this Section 10.2(d)(ii)(B) (an “Appraisal”) and Company will deliver a Purchase Notice concurrent with such election.  If the Nominated Purchaser fails to request an Appraisal within the [***] day period, the Company Purchase Option will expire.

(b)No later than [***] days following a request for an Appraisal under Section 10.2(d)(ii)(B)(a), Bank and the Nominated Purchaser will (x) each hire, subject to disclosure of any conflicts and approval by the other party, which approval will not be unreasonably withheld or delayed, an independent, nationally recognized accounting firm, investment banker or consulting firm that has expertise in the payment industry and in the credit card portfolio valuation process (the “Bank Expert” and the “Nominated Purchaser Expert,” respectively, and collectively, the “Valuation Experts”) to conduct an Appraisal.

(c)In rendering its valuation, each of the Valuation Experts will agree in writing to value the Program Portfolio pursuant to the assumptions and instructions for determination of Fair Market Value set forth in Schedule 10.2(d). Each Valuation Expert will be provided with the same set of data pertaining to the performance of the Program Portfolio, as specified in Schedule 10.2(d), and such additional information as a Valuation Expert may reasonably request in connection with making its valuation (which requested information will also be provided to the other Valuation Experts).  Bank and the Nominated Purchaser will each obtain a customary confidentiality agreement from the Bank Expert and the Nominated Purchaser Expert (and, if applicable, the Third Expert) and Bank and the Nominated Purchaser will each be made a third party beneficiary to any such confidentiality agreement.

(d)Fair Market Value will be expressed as a percentage and will equal the Par Value plus any premium or minus any discount, as applicable, divided by the Par Value. The Valuation Experts will each render their respective valuations no later than [***] days following the date that both of them have been retained and will provide full, unabridged copies of each of their valuations, including disclosure of all relevant assumptions and a description of the valuation methodology used in rendering their valuations, to Bank and the Nominated Purchaser. If the valuations of the Bank Expert and the Nominated Purchaser Expert deviate by no more [***] of each other, then the average of those two valuations will constitute the Fair Market Value for purposes of the Appraisal.

(e)If the valuations of the Bank Expert and the Nominated Purchaser Expert are not within [***] of the value of the Program Portfolio) of each other, then the Bank Expert and the Nominated Purchaser Expert will select a third valuation expert (the “Third Expert”), which will receive the same information and assumption instructions as the first two Valuation Experts and will make a third determination of Fair Market Value within ten (10) Business Days after being notified of its selection.  In such case, the Fair Market Value will be determined by reference to the Third Expert’s valuation as follows:  If the Third Expert’s valuation is equal to either the Bank Expert’s or the Nominated Purchaser Expert’s valuation, then the Third Expert’s valuation will constitute the Fair Market Value for purposes of the Appraisal. If the Third Expert’s valuation is inside the range bounded by the Bank Expert’s and the Nominated Purchaser Expert’s valuation, then the average of the two valuations that are closest in amount to each other will constitute the Fair Market Value for purposes of the Appraisal. If the Third Expert’s valuation is outside the range bounded by the Bank Expert’s and the Nominated Purchaser Expert’s valuation, then the median of the three valuations will constitute the Fair Market Value for purposes of the Appraisal.  Each of Bank and the Nominated Purchaser will pay the fees and expenses of its respective Valuation Expert and one-half of the fees and expenses of the Third Expert.

(e)      Program Portfolio Purchase Process.

(i)In connection with the sale of the Program Portfolio, as expeditiously as practicable after the Portfolio Purchase Price has been established and Company has provided a Purchase Notice to Bank, Bank and the Nominated Purchaser will negotiate in good faith and execute and deliver all necessary agreements, instruments and other documentation customary for a transaction of this kind, including a purchase and sale agreement that contemplates a simultaneous closing and conversion, which agreements may require each of Bank and the Nominated Purchaser to agree to certain representations, warranties, covenants, indemnities, and other terms and conditions usual and customary for a transaction of this kind.  Additionally, (x) Bank will use commercially reasonable efforts to remove any Accounts related to the conveyance of the Program Portfolio out of a securitization or other funding vehicle, if applicable, and otherwise remove any encumbrances and terminate any liens on the Cardholder Indebtedness, and (y) each of Bank and the Nominated Purchaser will cooperate in connection with and use commercially reasonable efforts to file or obtain on an expedited basis any regulatory filings or regulatory approvals or take such other actions to fulfill regulatory requirements that may be required of such party to facilitate a timely sale and conversion of the Program Portfolio.  Bank and the Nominated Purchaser will execute the operative purchase and sale agreement not later than six months prior to the expiration of the Portfolio Purchase Period and will use their respective commercially reasonable efforts to consummate the sale of the Program Portfolio as soon as reasonably practicable after the determination of Fair Market Value (“Portfolio Sale Closing Date”); provided,  however, the Portfolio Sale Closing Date and the conversion of the Program Portfolio to the Nominated Purchaser’s systems will occur simultaneously and the Portfolio Sale Closing Date will not be (1) earlier than the  expiration of the Agreement as contemplated in Section 9.1, or (2) later than the expiration of the Portfolio Purchase Period.  Bank and Company will use commercially reasonable efforts to expeditiously take all such additional actions as may be reasonably required in order to consummate the purchase of the Program Portfolio as contemplated hereby; provided,  however, that if a Potential Purchaser fails to purchase the Program Portfolio on the Portfolio Sale Closing Date and the parties and the Potential Purchaser fail to reach mutual agreement on a Portfolio Sale Closing Date extension, the Company Purchase Option will terminate. Notwithstanding anything to the contrary in this Agreement, if Company exercises its right to purchase or arrange for a Nominated Purchaser to purchase the Program Portfolio, Company shall have the right to communicate with Cardholders [***] regarding the fact of, proposed timing of, and general expectations for the new Credit Card program after the date of execution of the purchase and sale agreement, the content of which communication will be subject to Bank’s consent, such consent not to be unreasonably withheld or delayed; provided that any communication with Cardholders required by Applicable Law applicable to Company as determined by Company in its good faith discretion shall not be subject to Bank’s consent.

(ii)Company will be responsible for the compliance by the Nominated Purchaser with any requirements placed upon it pursuant to this Section 10.2.  Each of Bank and the Nominated Purchaser will bear its own costs associated with the sale and conversion of the Program Portfolio.

10.3Rights Upon Termination.

(a)      If this Agreement expires or is terminated and Company gives written notice that it will not exercise its purchase option or the Wind Down Period has otherwise ended (the “Purchase Termination Date”) without the Nominated Purchaser having acquired the Program Portfolio, Bank will have the right, in addition to and without waiving any other rights it may have under the terms of this Agreement or Applicable Law, to (i) close credit lines and liquidate any or all of the Accounts; (ii) convert any or all of the Accounts to another program (or programs) maintained by Bank or any of its Affiliates, other than any such program branded with the brand of a Competitive Retailer, or (iii) sell any or all of the Accounts, whether by securitization or otherwise to any third party, other than to a Competitive Retailer, or (iv) any combination of (i), (ii) and (iii).  In connection with its rights under the preceding sentence, Bank may, for a period of up to six months following the Purchase Termination Date, (1) continue to use the Company Marks (without re-branding) to communicate with Cardholders and authorized users in connection with Bank’s ordinary course Account collection, billing and other Program-related administration activities, and (2) continue the purchase utility of all Credit Cards that were issued and outstanding prior to the Purchase Termination Date (without re-branding).  From and after the expiration of such six-month period, Bank may continue to use Company’s name (non-stylized) in the nominative sense for the purpose of identifying the Program in connection with Bank’s ordinary course Account collection, billing and other Program-related administration activities.  The foregoing notwithstanding, after the expiration of such six-month period, upon written notice by Bank, Company will continue to accept Private Label Credit Cards as payment for goods and services sold through Store Locations (or any other Company sales channels through which Private Label Credit Cards are then accepted) for a period designated by Bank but not to exceed a total [***] after the Purchase Termination Date (the “Tail

Period”) and Bank will not be required to re-brand the Private Label Credit Cards until the expiration of the Tail Period.

(b)      Company may retain such Cardholder Authorized Data that has been incorporated into its loyalty program data base following the Purchase Termination Date; provided that Company may only use such Cardholder Authorized Data for the purposes set forth in clauses (B) and (D) of Section 13.2(a)(i), or otherwise in a manner consistent with Company’s use of the data of all other members of its loyalty program.  Company agrees that its use of Cardholder Authorized Data will at all times comply with Applicable Law (including honoring opt-out requests).  Anything in this Section 10.3(b) to the contrary notwithstanding, [***] following the Purchase Termination Date, Company will not, and will not permit any third parties to, use the Cardholder Authorized Data incorporated into its loyalty program database (or otherwise in Company’s possession) to target any Cardholder for solicitations with respect to any financial products and services that compete with Bank’s financial products or services.

ARTICLE 11REPRESENTATIONS AND WARRANTIES

11.1Representations and Warranties.  Each party makes the following representations and warranties to the other party as of the date of this Agreement:

(a)      Such party is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be;

(b)      Such party has the requisite organizational power and authority to conduct its business as presently conducted and hereafter contemplated to be conducted and to execute, deliver and perform this Agreement;

(c)      This Agreement has been duly executed and delivered by such party, and constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms;

(d)      The execution and delivery of this Agreement by such party and the consummation of the transactions contemplated hereby do not and will not (i) conflict with the organizational documents of such party, (ii) conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any material agreement of such party; or (iii) constitute a violation of any material order, judgment or decree to which such party is bound.  No consent, approval, permit, waiver, authorization, notice or filing is required to be made or obtained in connection with the execution, delivery and performance by such party of this Agreement; and

(e)      All information furnished by such party in writing to the other for purposes of or in connection with this Agreement is true and correct in all material respects and no such information omits to state a material fact necessary to make the information so furnished not misleading.  Except as disclosed to the other party, there is no fact known to such party (including threatened or pending litigation) that could materially and adversely affect the financial condition, business, property, or prospects of such party.

ARTICLE 12INDEMNIFICATION

12.1Indemnification by Bank.  Bank will indemnify and defend Company, its Affiliates, and their respective employees, officers, directors and agents, from and against all Damages to the extent such Damages arise out of, are connected with or result from:

(a)      Any breach by Bank of any of the covenants, representations, warranties or other terms or provisions contained in this Agreement;

(b)      Any negligent act (or omission where there was a duty to act) by Bank or its employees, officers, directors, or agents in connection with Bank’s performance under this Agreement;

(c)      Any advertisements, solicitations or other promotions of the Program by Bank;

(d)      Any activities, acts or omissions of any third party to whom Cardholder Information is transferred or made available by Bank;

(e)      Company’s use of Bank’s marks, logos or similar proprietary designations in accordance with the terms of this Agreement; or

(f)      Actions Company takes, in performance of its obligations and responsibilities, that are required by Bank in the Operating Procedures or any other written directives, procedures or instructions provided by Bank.

The foregoing indemnity obligations of Bank will not apply to any Damages of Company to the extent caused by the gross negligence, willful misconduct or illegal acts of Company or its Affiliates.

12.2Indemnification by Company.  Company will indemnify and defend Bank, its Affiliates, and their respective employees, officers, directors and agents, from and against all Damages to the extent such Damages arise out of, are connected with, or result from:

(a)      Any breach by Company of any of the covenants, representations, warranties or other terms or provisions contained in this Agreement;

(b)      Any negligent act (or omission where there was a duty to act) by Company or its employees, officers, directors or agents in connection with Company’s performance under this Agreement;

(c)      Any advertisements, solicitations or other promotions of the Program or of goods or services eligible for purchase under the Program conducted by or on behalf of Company (except to the extent of any Damages for which Bank is obligated to indemnify

Company pursuant to Section 12.3), including Company’s use of Company-Generated Materials that have not been approved by Bank;

(d)      Any activities, acts or omissions of any third party to whom Cardholder Information is transferred or made available by Company, including information transferred or made available to a third party by Bank at Company’s request;

(e)      Bank’s use of the Company Marks in accordance with the terms of this Agreement; or

(f)      Any products or services sold by Company (including any failure to provide the service as promised, any product defects, or product liability or warranty claims relating thereto).

The foregoing indemnity obligations of Company will not apply to any Damages of Bank to the extent caused by the gross negligence, willful misconduct or illegal acts of Bank or its Affiliates.

12.3Advertising Indemnity.  In addition to Bank’s indemnification obligations under Section 12.1, Bank will indemnify and defend Company, its Affiliates, and their respective officers, directors, employees, and agents from any Damages to the extent arising out of any claim or complaint resulting solely from Company’s use of any Approved Template or Approved Advertisement; provided, that Bank will have no obligation to indemnify Company under this Section 12.3 for such Damages to the extent that such Damages arose from or occurred because (i) Company failed to use any Approved Advertisement or Approved Template in the manner directed by Bank as contemplated by Sections 5.11(f) or Schedule 5.11, as applicable, or (ii) Company or its agents did not conduct, implement or offer the corresponding promotional program.  Anything in the foregoing of this Section 12.3 to the contrary notwithstanding, Company will remain responsible and liable for its compliance with Applicable Law with respect to (x) Company or its business, including the advertisement, solicitation or promotion of its goods or services, and (y) the content of any advertisements, solicitations or other promotions of the Program, including as set forth in any Approved Template or Approved Advertisement, in any such case, other than with respect to (I) the credit disclosure language included in any Approved Template or Approved Advertisement, or (II) any other Program-related consumer credit aspects of any Approved Template or Approved Advertisement.

12.4Indemnification Procedures.

(a)      A party entitled to indemnification will give prompt written notice to the indemnifying party of any claim, assertion, event, condition or proceeding by any third party concerning any liability or damage as to which it may request indemnification under this Article 12.  The failure to give such notice will not relieve the indemnifying party from liability hereunder unless and solely to the extent the indemnifying party (i) did not know of such third party claim, and (ii) such failure results in the forfeiture by the indemnifying party of material rights and defenses.

(b)      An indemnifying party will have the right, upon written notice to the indemnified party, to conduct at its expense the defense against such third party claim in its own name, or, if necessary, in the name of the indemnified party.  When the indemnifying party assumes the defense, the indemnified party will have the right to approve the defense counsel, such approval not to be unreasonably withheld or delayed, and to conduct the defense in its reasonable discretion; provided, that the indemnified party will have no liability for any compromise or settlement of any third party claim that is effected without its prior written consent (such consent not to be unreasonably withheld), unless the sole relief provided is monetary damages that are paid in full by the indemnifying party and such compromise or settlement includes a release of each indemnified party from any liabilities arising out of the third party claim.  If the indemnifying party delivers a notice electing to conduct the defense of the third party claim, the indemnified party will, at the indemnifying party’s expense, cooperate with and make available to the indemnifying party such assistance, personnel, witnesses and materials as the indemnifying party may reasonably request.  If the indemnifying party does not deliver a notice electing to conduct the defense of the third party claim, the indemnified party will have the sole right to conduct such defense and the indemnified party may pay, compromise or defend such third party claim or proceeding at the indemnifying party’s expense.  Regardless of which party defends the third party claim, the other party will have the right at its sole expense to participate in the defense assisted by counsel of its own choosing.

ARTICLE 13USE OF INFORMATION

13.1Ownership and Use of Cardholder Information.  The parties recognize that Cardholders are customers of both parties and that each party has certain ownership rights in information relating to those Cardholders.  The parties acknowledge that the same or similar information may be contained in Cardholder Information and in Company Customer Information, and that each such pool of data will therefore be considered separate information subject to the specific provisions applicable to that data hereunder.  As between Company and Bank, Company is the owner of the Company Customer Information, and Company Customer Information will be deemed Company’s Confidential Information, and not Bank’s Confidential Information.  As between Company and Bank, Bank is the owner of the Cardholder Information, and Cardholder Information will be deemed Bank’s Confidential Information, and not Company’s Confidential Information; provided,  however, that ownership of the Cardholder Information for the Program Portfolio will transfer to Company or its designee in the event Company exercises its option to purchase or arrange for the purchase of the Program Portfolio and related Cardholder Indebtedness and such purchase is consummated in accordance with Section 10.2, and upon such transfer, as between Bank and Company, the Cardholder Information will become Company’s Confidential Information.

13.2Use and Disclosure of the Cardholder Information and Company Customer Information.

(a)      Cardholder Information.

(i)Subject to Applicable Law and the Bank Privacy Policy, Company may use, and permit to be used, the Cardholder Information solely (A) for promotion of the

Program; (B) subject to compliance with Section 6.1, for promotion of products and services sold by or through Company; (C) as otherwise appropriate to carry out its obligations or exercise its rights under this Agreement; and (D) as required by Applicable Law.

(ii)Company may disclose, or permit to be disclosed, the Cardholder Information in compliance with Applicable Law and the Bank Privacy Policy solely (A) to the Network as required by the Network Rules; (B) to its subcontractors in connection with a permitted use of the Cardholder Information under Section 13.2(a)(i); provided,  however, that each such subcontractor agrees to be bound by this Section 13.2(a), or a comparable contractual commitment with the same effect; (C) to Company’s Affiliates and to Company’s and its Affiliates’ employees, agents, attorneys and accountants, in each case with a need to know such Cardholder Information in connection with a permitted use of such Cardholder Information under this Section 13.2(a); provided,  however, that any such person is bound by terms substantially similar to this Section 13.2(a) as a condition of employment or of access to Cardholder Information or by professional obligations imposing comparable terms; and (D) to any governmental authority with authority over Company (1) in connection with an examination of Company; or (2) pursuant to a specific requirement to provide such Cardholder Information by such governmental authority or pursuant to compulsory legal process; provided,  however, that, with respect to subclause (D)(2), Company will (x) unless the Cardholder (or an individual who has submitted an Application to become a Cardholder) has consented to Company’s provision of the Cardholder Information to the governmental authority (e.g., by writing a letter to a regulator), seek the full protection of confidential treatment for any disclosed Cardholder Information to the extent available under Applicable Law governing such disclosure, (y) to the extent permitted by Applicable Law, provide at least [***] Business Days’ prior notice of such proposed disclosure to Bank if reasonably possible under the circumstances and (z) seek to redact Cardholder Information to the fullest extent Company determines is reasonable under Applicable Law governing such disclosure.

(iii)During the Term, Bank will provide to Company, in a format to be mutually agreed upon by the parties, with respect to Cardholders, (x) the data set forth on Schedule 13.2(a) (unless prohibited by Applicable Law), and (y) such additional information about Cardholders as Company may reasonably request from time to time, subject to Bank’s approval, which will not be unreasonably withheld or delayed (collectively, “Cardholder Authorized Data”).  Bank will provide the Cardholder Authorized Data to Company (1) monthly within [***] days following the end of each month during the Term in respect of the preceding month, (2) in a manner consistent with Applicable Law, and (3) subject to and in accordance with the Bank Privacy Policy.  Company acknowledges that, in order for Company to receive the Cardholder Authorized Data hereunder and exercise its rights arising hereunder with respect thereto, the systems of Company and its Affiliates that receive the Cardholder Authorized Data must comply with the data security standards set forth in Section 13.4.

(b)      Company Customer Information.

(i)Bank acknowledges that Company has rights to use and disclose Company Customer Information independent of whether such information also constitutes Cardholder Information.  Bank may use Company Customer Information only as expressly authorized by this Agreement or otherwise by Company in writing, and only in accordance with

Applicable Law and the Company Privacy Policy.

(ii)Bank may disclose, or permit to be disclosed, the Company Customer Information in compliance with Applicable Law solely:

(A)to its subcontractors in connection with a permitted use of such Company Customer Information under this Section 13.2(b); provided,  however, that (I) each such subcontractor agrees to be bound by this Section 13.2(b), or a comparable contractual commitment with the same effect, and (II) Bank will be responsible for the compliance of each such subcontractor with the terms of this Section 13.2(b);

(B)to Bank’s Affiliates and to Bank’s and its Affiliates’ employees, agents, attorneys and accountants with a need to know such Company Customer Information in connection with a permitted use of such Company Customer Information under this Section 13.2(b); provided,  however, that (I) any such person is bound by terms substantially similar to this Section 13.2(b) as a condition of employment, of access to Company Customer Information or by professional obligations imposing comparable terms; and (II) Bank will be responsible for the compliance of each such person with the terms of this Section 13.2(b); or

(C)to any governmental authority with authority over Bank or its Affiliates (I) in connection with an audit or examination of Bank or such Affiliate; or (II) pursuant to a specific requirement to provide such Company Customer Information by such governmental authority or pursuant to compulsory legal process; provided,  however, that, with respect to subclause (II), Bank will (i) seek the full protection of confidential treatment for any disclosed Company Customer Information to the extent available under Applicable Law governing such disclosure (ii) to the extent permitted by Applicable Law, provide at least 10 Business Days’ prior notice of such proposed disclosure to Company if reasonably possible under the circumstances, and (iii) seek to redact Company Customer Information to the fullest extent possible under Applicable Law governing such disclosure.

(c)      Upon the expiration or termination of this Agreement, Bank’s rights to use and disclose the Company Customer Information will terminate.  Following such expiration or termination, Bank will return or destroy all Company Customer Information in accordance with Bank’s retention and disposition policies; provided,  however, that, if Bank is obligated to retain any Company Customer Information pursuant to Applicable Law, Bank will maintain the strict confidentiality and security of such Company Customer Information in accordance with the terms of this Agreement and will not use such Company Customer Information for any other purpose.

(d)      In addition, Company will use commercially reasonable efforts to modify the Company Privacy Policy to allow Company to (and thereafter Company will) provide Bank with Company Customer Information in order to enable Bank to make pre‑screened offers of credit to such customers (“Pre‑screen Customer Information”) or to otherwise solicit such customers for Accounts to the extent agreed to by the parties.  Bank acknowledges and agrees that Bank’s receipt and use of such Pre‑screen Customer Information will be subject to the Company Privacy Policy, will be owned by Company and will be Company’s Confidential Information.

13.3Confidentiality.

(a)      Subject to Bank’s rights under Section 5.9, each party will keep confidential the other party’s non-public information received or obtained in connection with the Program (“Confidential Information”), as well as the terms of this Agreement, and will use it only in connection with the Program and performing its obligations under this Agreement.  Confidential Information will exclude information that:  (i)  was in the public domain (through no fault of the receiving party) prior to the time of the disclosing party’s communication thereof to the receiving party; (ii) was in the receiving party’s possession free of any obligation of confidence at the time of the disclosing party’s communication thereof to the receiving party, (iii) is required by Applicable Law, court or government order to be disclosed; or (iv) the disclosing party has authorized the receiving party, in writing, to freely disclose.  Each party will promptly return or destroy the other party’s Confidential Information upon termination of this Agreement.  Notwithstanding the foregoing, the provisions of this Section 13.3 will not govern the use and disclosure of Cardholder Information or Company Customer Information, each of which is governed by Sections 13.1, 13.2, and 13.4, as applicable.  Nothing in this Section will prohibit Bank from providing Confidential Information to Bank’s regulator or the rating agencies.

(b)      Section 13.3(a) to the contrary notwithstanding, if Company is obligated to file periodic reports with the Securities and Exchange Commission, then Company will have the right to file a copy of this Agreement with the applicable commission or governmental authority to the extent necessary, in Company’s reasonable opinion, to comply with any applicable disclosure laws or regulations (including any reporting requirement of the Securities and Exchange Commission), or any listing requirement of any stock exchange, including NASDAQ, applicable to Company; provided, that Company will (i) use its commercially reasonable efforts to notify Bank in writing not less than 15 days prior to any such filing of this Agreement and (ii) to the extent permitted by Applicable Law, redact such terms of this Agreement as Bank may reasonably request prior to any such filing pursuant to a confidential treatment request submitted to the Securities and Exchange Commission with respect to such redacted document in connection with any such filing, and use its commercially reasonable efforts to maintain the initial redactions where practicable in response to any Securities and Exchange Commission comment or review of such request for confidential treatment.

13.4Privacy.

(a)      Company and Bank will only use, maintain and disclose Cardholder Information in compliance with this Agreement, all applicable privacy and security laws and with the Bank Privacy Policy, and each will ensure that persons to whom it transfers Cardholder Information do the same.  The parties acknowledge that the reuse and redisclosure provisions of the Gramm-Leach-Bliley Act (the “Gramm-Leach-Bliley Act” as defined in Title V, Subtitle A of 15 U.S.C. 6801 et seq. and the implementing privacy and security regulations issued pursuant to the Gramm-Leach-Bliley Act) apply to the use of Cardholder Information generated through the Program. Company will use Cardholder Information it receives from Bank under the “private label exception” found in the Gramm-Leach-Bliley Act only in connection with the Program.

(b)      Company and Bank will each establish and maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the Cardholder Information.  These safeguards will be designed to protect the security, confidentiality and integrity of the Cardholder Information, and ensure against any anticipated threats or hazards to its security and integrity, protect against unauthorized access to or use of such information or associated records which could result in substantial harm or inconvenience to any Cardholder or applicant.

(c)      Company and Bank will each ensure that any third party to whom it transfers or discloses Cardholder Information signs a written contract with the transferor in which such third party agrees to (i) restrict its use of Cardholder Information to the use specified in the written contract, (ii) to comply with Applicable Law (including privacy and security laws and the reuse and redisclosure provisions of the Gramm-Leach-Bliley Act) and the Bank Privacy Policy, and (iii) implement and maintain appropriate safeguards as stated in paragraph (b) above.  Information transferred by Bank on Company’s behalf or at Company’s direction will be considered information transferred by Company hereunder.  Company agrees to transfer or make available to third parties only such Cardholder Information as is reasonably necessary to carry out a contemplated task permitted hereunder.

(d)      Company and Bank will notify the other party immediately following discovery or notification of any actual breach (or threatened breach that is reasonably likely to result in misuse of Cardholder Information) of security of the systems maintained by Company and Bank, respectively.  The party that suffers the breach of security (the “Affected Party”) agrees to take action immediately, at its own expense, to investigate the actual or threatened breach, to identify and mitigate the effects of any such breach and to implement reasonable and appropriate measures in response to such breach.  The Affected Party also will provide the other party with all available information regarding such breach to assist that other party in implementing its information security response program and, if applicable, in notifying affected Cardholders.  For the purposes of this subsection (d), the term “breach of security” or “breach” means the unauthorized access to or acquisition of any record containing personally identifiable information relating to a Cardholder, whether in paper, electronic, or other form, in a manner that renders misuse of the information reasonably possible or that otherwise compromises the security, confidentiality, or integrity of the information.

(e)      Notwithstanding anything else contained in this Agreement, neither Bank nor Company will, and neither of them will be obligated to, take any action that such party believes in good faith would violate, any Applicable Law applicable to such party (including privacy and security laws and the reuse and redisclosure provisions of the Gramm-Leach-Bliley-Act) or the Bank Privacy Policy, or that would cause either of them to become a “consumer reporting agency” for purposes of the federal Fair Credit Reporting Act. For purposes of this Section 13.4(e), Applicable Law with respect to Company shall not include any Applicable Law for which Bank is required to provide notice under Section 1.2(j), if Bank has not provided such notice and Company otherwise does not have actual knowledge of such Applicable Law.

(f)      Company and Bank, respectively, will use reasonable measures designed to properly dispose of all records containing personally identifiable information relating to Cardholders, whether in paper, electronic, or other form, including adhering to policies and procedures that require the destruction or erasure of electronic media containing such personally identifiable information so that the information cannot practicably be read or reconstructed.

ARTICLE 14MISCELLANEOUS

14.1Assignment; Delegation; Binding Effect.  Neither Bank nor Company may assign its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld, provided that either party may, without such consent assign all or part of its rights or obligations under this Agreement to an Affiliate, provided that the assigning party remains liable for its obligations hereunder and the assignee agrees in writing to comply with the terms and conditions of this Agreement. In addition, subject to any limitations or requirements set forth herein, each party may use Affiliates, third-party service providers or agents to perform its obligations under this Agreement on condition that the applicable party remains responsible and liable for the performance of such obligations.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

14.2Intellectual Property.  All technology, software, or other material developed, invented, created or authored by either party in connection with the Program will belong solely and exclusively to the developing party, including all intellectual property rights relating thereto.

14.3Governing Law; Waiver of Jury Trial.  Except to the extent superseded by federal law applicable to banks or savings associations, this Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, will be governed by and construed in accordance with the laws of the State of Utah.  THE PARTIES HERETO WAIVE THEIR RIGHT TO REQUEST A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING IN ANY COURT OF LAW, TRIBUNAL, OR OTHER LEGAL PROCEEDING ARISING OUT OF OR INVOLVING THIS AGREEMENT, OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH, OR RELATING TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.4No Third Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement, this Agreement does not confer upon any person, other than the parties, any rights or remedies under this Agreement.

14.5Relationship of the Parties.  For all purposes, including U.S. federal, state and local tax purposes, nothing contained in this Agreement will be construed to constitute Company and Bank as partners, joint venturers, principal and agent, or employer and employee, and neither party will hold itself out as a partner with the other in a partnership or joint venture. Company and Bank each agree to such further actions as the other may reasonably request to evidence and affirm the non-existence of any such relationship.  Company and Bank are each independent contractors with regard to this

Agreement, and each party will take all measures necessary to ensure that its status is that of an independent contractor.

14.6Notices.  All notices and communications given under this Agreement must be in writing and must be sent by hand, by facsimile (with verbal confirmation of receipt), by certified mail, return receipt requested, or by nationally recognized overnight courier service addressed to the party to whom such notice or other communication is to be given or made as such party’s address as set forth below and will be deemed given three Business Days after being sent by certified mail, one Business Day after being sent by overnight courier service, or immediately upon in-person delivery by hand, as follows:

If to Company: At Home Stores LLC 1600 East Plano Parkway Plano, Texas75074 Attn: Judd T. Nystrom Email: JNystrom@athome.com	If to Bank: Synchrony Bank 170 Election Road, Suite 125 Draper, Utah, 84020 Attn: President
With a Copy, if sent electronically, to: Mary Jane Broussard Email: Mbroussard@athome.com	With a Copy to: Synchrony Bank 777 Long Ridge Road Stamford, CT 06902 Attn: General Counsel

provided,  however, that a party may notify the other party in writing (in accordance with the notice provisions in this Section) from time to time of an alternative address for notices under

\this Section and, in such case, notices hereunder will be effective if sent to the last address so designated.

14.7Nonwaiver; Remedies Cumulative; Severability.  All remedies are cumulative and not exclusive, and no delay in exercising a right will be deemed a waiver thereof.  If any provision of this Agreement is held to be invalid, void or unenforceable, all other provisions will remain valid and be enforced and construed as if such invalid provision were never a part of this Agreement.

14.8Damages Waiver.  Notwithstanding anything to the contrary in this Agreement, Bank and Company will not be liable to the other under or in connection with this Agreement or the Program for any indirect or consequential damages, or for any punitive or exemplary damages; provided, that the damages limitation set forth in this Section 14.8 will not apply to any Damages arising out of the failure of the parties under Sections 6.1, 13.3 or 13.4 above, or from Damages which result from an obligation of Bank or Company to pay any third party damages claims to the extent such third party claims otherwise fall under Bank’s or Company’s respective indemnity obligations hereunder.

14.9Entire Agreement; Amendments.  This Agreement (together with the schedules, exhibits and appendices attached to this Agreement) is the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes all other prior understandings, writings and agreements whether written or oral.  Each of the schedules, exhibits, and appendices attached hereto is hereby incorporated by reference.  This Agreement may not be amended except by written instrument signed by Company and Bank.

14.10Executive Escalation; Dispute Resolution

(a)      If a dispute arising in connection with this Agreement cannot be adequately resolved by the employees who are responsible for the day-to-day aspects of the subject matter involved in the dispute, then the parties will refer the dispute to their respective Program Managers, who will promptly meet and discuss the dispute in good faith in an attempt to resolve it. If the Program Managers cannot promptly reach a resolution, the Management Committee will discuss the dispute during its next scheduled meeting unless either party determines that the dispute requires action before that meeting.  If the Management Committee cannot resolve a dispute that is referred to it by the Program Managers, or fails to agree with respect to any matter submitted for its review, or a resolution must be reached before the Management Committee’s next schedule meeting, then the parties will escalate the dispute or matter to their respective senior executive officers, which executives will meet in person or by phone within 10 calendar days (or such longer time period as the executives may agree in writing) of the escalation and will discuss the dispute in good faith in an attempt to resolve it.

(b)      Any dispute among the parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement, shall be submitted to the dispute resolution process set forth in Section 14.10(a). To the extent that the subject matter of the dispute relates to a matter other than a matter as to which the Managing Committee is charged with the final decision making authority hereunder pursuant to Section 4.2 (whether by virtue of Company’s rights with respect to Company Matters or either party’s rights with respect to matters deemed rejected upon deadlock pursuant to such Section 4.2(c)), in the event that the parties shall fail to resolve the dispute pursuant to Section 14.10(a), the parties shall submit the dispute to mandatory and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules (the “Rules”) in effect on the date of the commencement of the arbitration, and applying the substantive law set forth in Section 14.3.  The place of arbitration shall be New York City, New York. There shall be one arbitrator agreed to by the parties within 20 days of the parties’ submission of the dispute for arbitration or in default thereof appointed by the AAA in accordance with the Rules.  The arbitrator shall have the authority to award reasonable fees and costs to the prevailing party relating to that aspect of its claim or defense on which it prevails.  The award of the arbitrator shall be final and binding on the parties, and judgment may be entered on the award and enforced by any court of competent jurisdiction.  Notwithstanding anything in this Section 14.10(b) to the contrary, each party shall have the right  to seek injunctive relief or other equitable relief from a court of competent jurisdiction as may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

14.11Further Assurances.  Company and Bank agree to execute all such further documents and instruments and to do all such further things as any other party may reasonably request in order to give effect to and to consummate the transactions contemplated by this Agreement.

14.12Survival.  All representations and indemnities contained in this Agreement, and the parties’ obligations under Sections 1.3(h) (relating to record retention), 5.1 (Ownership of Accounts), 5.6 (Third Party Participation), 5.7 (Taxes), 5.8 (Use of Names and Marks), 5.11 (Audit and Compliance), 7.4 (Company Financial Reports), Article 8 (Chargebacks), Article 10 (Effects of Termination), Article 12 (Indemnification), Article 13 (Use of Information) and Article 14 (Miscellaneous), will survive the expiration or termination of this Agreement.  During any Tail Period that may be in effect, the parties’ obligations under Sections 1.3(b) (relating to acceptance of Credit Cards), 1.3(c) (relating to training), 1.3(d) (relating to performance of responsibilities in compliance with Applicable Law), 1.3(g) (relating to return policies and crediting Accounts), 1.3(i) (relating to non-discrimination on Account transactions), 1.3(j) relating to submission of Charge Transaction Data), 1.4 (Network Rules), 4.6(c) (relating to funding loyalty value proposition), 5.4 (Operating Procedures), 5.10 (Extended Warranties; Gift Certificates; Stored Value Cards); 14.14 (Internet Gambling) and Article 2 (Settlement and Payment Terms) will also remain in effect.  In addition, for the Tail Period plus six months thereafter, the parties’ obligations under Section 1.3(f) (relating to resolution of Cardholder disputes) will also remain in effect.

14.13Obligations Subject to Law.  All obligations of either party hereunder will be subject to Applicable Law including any changes or amendments thereto and either party may take (or decline to take) any actions that it in good faith believes are required (or prohibited) by then Applicable Law or the direction of any regulatory authority or, in Bank’s case, to prevent the occurrence of an “unsafe or unsound” banking practice (as defined in 12 U.S.C. § 1818).

14.14Internet Gambling.  Company covenants that it will not knowingly permit any transaction through any Company Sales Channel or through the Company Website, and will not submit any Charge Transaction Data, with respect to which any Credit Card was used to place, receive, or otherwise transmit a bet or wager by any means which involves the use, at least in part, of the Internet where such bet or wager is unlawful under any applicable Federal or State law in the State or Tribal lands in which the bet or wager is initiated, received, or otherwise made.

14.15Bankruptcy Costs.  Each party (the “Obligor”) agrees to pay all costs and expenses, including reasonable legal fees and costs, incurred by the other party in connection with any bankruptcy proceeding of, or other proceeding relating to the liquidation or insolvency of, or appointment of a receiver or similar officer for, the Obligor, whether such fees arise before or after the filing or commencement of any such bankruptcy or other proceeding, in the protection, preservation, amendment, exercise or enforcement of any terms of this Agreement or any related documents, or in connection with any obligations of the Obligor hereunder.

14.16Multiple Counterparts.  This Agreement may be executed in any number of multiple counterparts, all of which will constitute but one and the same original.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties are signing this Agreement as of the Effective Date.

SYNCHRONY BANK		AT HOME STORES LLC

By:	/s/ Thomas M. Quindlen	By:	/s/ Judd T. Nystrom
Name:	Thomas M. Quindlen	Name:	Judd T. Nystrom
Title:	EVP & CEO, Retail Card	Title:	Chief Financial Officer

Signature Page for Co-Brand and Private Label Consumer Credit Card Co-Brand Agreement

APPENDIX A

Definitions and Construction

A.Definitions.  As used in this Agreement, the following terms will have the following meanings:

“Account” means the legal relationship established by and between a Cardholder and Bank pursuant to a Cardholder Agreement, together with all Cardholder Indebtedness owing thereunder from time to time and any current or future guaranties, security or other credit support therefor.   The term Account will include both Private Label Accounts and Co-Brand Accounts.

“Account Documentation” means all Account information, Applications, Cardholder Agreements, Charge Transaction Data, charge slips, credit slips, payments, credit information and documents or forms of any type and in any media relating to the Program, excluding materials used for advertising or solicitations.

“Affiliate” means, with respect to a person, any entity that is controlled by, controls, or is under common control with such person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of any entity.

“Agreement” has the meaning given to it in the preamble.

“Applicable Law” means all federal, state and local laws, statutes, regulations, regulatory guidance (including regulations and regulatory guidance pertaining to bank safety and soundness), orders or directives, and examination report comments, including: (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) the Gramm-Leach-Bliley Act and its implementing regulations; (vi) the PATRIOT Act and its implementing regulations; (vii) the Credit Card Accountability Responsibility and Disclosure Act of 2009; and (viii) the prohibition against unfair and deceptive trade practices in the Federal Trade Commission Act or any other laws prohibiting unfair, deceptive or abusive acts or practices. [***]

“Application” means Bank’s credit application which must be completed and submitted for review to Bank by individuals who wish to become Cardholders.

“Approved Advertisement” has the meaning set forth in Schedule 5.11.

“Approved Template” has the meaning set forth in Schedule 5.11.

“Bank” has the meaning given to it in the preamble.

“Bank Privacy Policy” means Bank’s privacy policy applicable to Cardholder Information, applicant information and the Program, a copy of which has previously been made available to Company.

“Bank Program Manager” has the meaning given to it in Section 4.1(a).

“Bank Website” means a website hosted by Bank or Bank’s agent for use in servicing Cardholders and applicants under the Program.

“Business Day” means any day other than a Saturday, Sunday or a day on which depository institutions in the State of Utah are required or permitted to be closed.

“Cardholder” means any natural person who has entered into a Cardholder Agreement with Bank or who is or may become obligated under or with respect to an Account.

“Cardholder Agreement” means the open end revolving credit agreement, in either tangible or electronic form, between Bank and each Cardholder pursuant to which such Cardholder and its authorized users, if any, may make Purchases and Non-Company Purchases on credit provided by Bank under the Program.

“Cardholder Authorized Data” has the meaning given to it in Section 13.2(a)(iii).

 “Cardholder Indebtedness” means all amounts owing to Bank by Cardholders with respect to Accounts (including finance charges, NSF fees, late charges, overlimit fees, if any, and any other fees and charges), whether or not billed, less the amount of any credit balances owing by Bank to Cardholders, whether or not billed.

“Cardholder Information” means all information pertaining to Cardholders and applicants generated by the Program (including names, addresses, telephone numbers, email addresses, dates of birth, social security and similar numbers, Account and similar access numbers, and transaction and experience information).

“Cardholder Loyalty Program” has the meaning given to it in Section 4.6(a).

~~“Change in Law” means a change in any Applicable Law (it being agreed that a new interpretation thereof or order or judgment related thereto will also be considered a Change in Law) applicable to Bank or to the credit extended under the Program, or in any Network Rules impacting interchange.~~

“Charge Transaction Data” means Account and related Cardholder and authorized user identification and transaction information transmitted by Company to Bank with regard to a charge or a credit to an Account.

 “Co-Brand Account” means an Account with respect to which a Co-Brand Credit Card has been issued.

“Co-Brand Credit Card” means a Credit Card bearing Company’s name or logo, and which is intended for use by Cardholders designated by Bank to make Co-Brand Purchases and Non-Company Purchases in connection with the Co-Brand Program.

“Co-Brand Program” has the meaning given to it in Section 1.1(a).

“Co-Brand Purchase” means the purchase of goods and services through any Company Sales Channel financed on a Co-Brand Account.

“Company” has the meaning given to it in the preamble.

“Company Customer Information” means any information about Company’s customers developed or maintained by or for Company to the extent the information therein is generated by Company independently of the Program;  provided that to the extent that a single process or system (e.g., an online sign-up page) is used to collect information for both the Program and for other independent  commercial Company purposes, and, so long as appropriate disclosures are provided, such data shall be deemed to constitute both Cardholder Information and Company Customer Information.

“Company Marketing Channels” means any Store Location, the Company Website, and any other Company-controlled marketing channels contemplated by the Marketing Plan.

“Company Marketing Fund” has the meaning given to it in Section 4.4(b).

“Company Marks” means the names and any related marks, tradestyles, trademarks, service marks, logos or similar proprietary designations owned, licensed or controlled by Company as the same currently exist and as they may be amended or adopted by Company from time to time.

“Company Matters” has the meaning given to it in Section 4.2(d).

“Company Privacy Policy” means the privacy policy of Company applicable to Company Customer Information, if any.

“Company Program Manager” has the meaning given to it in Section 4.1(a).

“Company Purchase Option” has the meaning given to it in Section 10.2(b).

“Company Sales Channels” means Store Locations and the Company Website.

“Company Website” means the internet websites with the internet addresses www.athome.com and any other internet website maintained, operated or controlled by Company that the parties agree in writing may constitute a Company Website for purposes of this Agreement.

“Competitive Retailers” means those entities listed on Schedule 1.1, and their Affiliates.

“Confidential Information” has the meaning given to it in Section 13.3(a).

“Credit Card” means the card, device or account issued or approved by Bank under the Program bearing or referring to Company’s name or logo, for use by Cardholders and, if the Cardholder has so designated, any authorized users to make purchases financed on an Account.

“Damages” means all losses, liabilities, costs, taxes and expenses (including reasonable attorneys’ fees and expenses, reasonable out of pocket costs, interest and penalties), settlements, equitable relief, judgments, damages, claims (including counter and cross claims, and allegations whether or not proven) demands, offsets, defenses, actions, or proceedings by whomsoever asserted.

“Debt Cancellation Program” means any program which may be offered through Bank pursuant to Section 4.7 under which Bank, any Affiliate of Bank, or any third party makes available debt cancellation coverage to Cardholders.

“Deferred Interest Promotion Plan” means a promotional financing plan where (i) interest accrues during the promotional period and is charged to the Account if the promotional purchase is not paid in full during the promotional period, (ii) minimum monthly payments are required during the promotional period, and (iii) after the promotional period ends, regular account terms apply to the remaining promotional balance.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Fair Market Value” has the meaning set forth in, and shall be determined in accordance with Section 10.2(d) and Schedule 10.2(d).

“Force Majeure Event” means any of the following:  acts of God, fire, earthquake, hurricane, explosion, accident, terrorism, war, nuclear disaster, riot, material changes in Applicable Law or regulations, including a change in state or federal law, or other event beyond a party’s reasonable control, rendering it illegal, impossible or untenable for such party to perform as contemplated in, or to offer the Program on the terms contemplated under, this Agreement.

[***]

“Initial Term” has the meaning given to it in Section 9.1.

“Joint Marketing Fund” has the meaning given to it in Section 4.4(a).

“LIBOR” means, for any date, the three month “London Interbank Offered Rate” (LIBOR) as published in The Wall Street Journal in its “Money Rates” section (or if The Wall Street Journal ceases to be published or to publish such rates, in such other publication as Bank may, from time to time, specify) on such date, or if The Wall Street Journal is not published on such date, on the last day before such date on which The Wall Street Journal is published whether or not such rate is actually ever charged or paid by any entity.

“Loyalty Program Incentive” has the meaning given to it in Section 4.6(b).

“Management Committee” has the meaning given to it in Section 4.2(a).

“Marketing Plan” has the meaning given to it in Section 4.3.

“Material Outside Interchange Fee Decrease” has the meaning given to it in Section 2.3(b).

 “Measurement Date” means (i) with respect to a calculation of LIBOR, the first day of a calendar quarter, and (ii) with respect to a calculation of Payout Rates or Gross Loss to Sales Rate, the first day of a two calendar quarter period.

“Merchant Discount Fees” means the fee, calculated in accordance with Section 2.2(a), payable by Company to Bank in connection with any submission of Charge Transaction Data with respect to which a Merchant Discount Rate applies.

“Merchant Discount Rate” means the percentage set by Bank used in calculating the Merchant Discount Fees payable in connection with each submission by Company to Bank of Charge Transaction Data pertaining to a purchase that is subject to an approved credit‑based promotion.

“Merchant Discount Rate Change”  has the meaning given to it in Section 2.2(c).

“Merchant Discount Rate Equivalent”  has the meaning given to it in Section 2.2(c).

“Mobile Wallet” means any application, program or website that permits consumers to access account information and make payments by use of an access code, mobile phone or other electronic device.

“Net Purchase Volume” means, during any period of calculation, the dollar amount of purchases of goods and services (including any applicable Sales Tax) on Accounts during such period, after deducting the amount of any credits associated with returns of goods and services, chargebacks, and similar credits and adjustments to such Accounts during such period (other than payments with respect to such Accounts); provided however, Net Purchase Volume will not include balance transfers, cash advances, fraudulent or unauthorized purchases or credits or any other types of fees and charges that do not represent the purchase of goods and services.

“Network” means MasterCard or any successor thereto and, to the extent that, any time following the Effective Date, Bank approves the issuance pursuant hereto of Co-Brand Credit Cards bearing the mark of any other card association or card network (e.g. Visa or American Express), such other card association or card network.

“Network Rules” means the rules imposed for bankcard programs by the Network as the same may be amended from time to time by the Network.

“Nominated Purchaser” has the meaning given to it in Section 10.2(c)(ii)(C).

“Non-Company Locations” means any retail locations (including through catalogs and the Internet), other than the Company Sales Channels, which accept Network-branded credit cards in payment for goods and services purchased at such location.

“Non-Company Purchase” means the purchase of goods and services at Non-Company Locations financed on a Co-Brand Account.

 “Operating Procedures” has the meaning given to it in Section 5.4.

“Outside Interchange Fees” means the interchange fees or interchange reimbursement fees (net of any Network assessments and fees) paid or payable to Bank by the Network with respect to the Accounts, in Bank’s capacity as a Credit Card issuer, and in connection with Cardholder usage of the Accounts.

“Par Value” has the meaning given to it in Section 10.2(d)(i).

[***]

“PCI Standards” means the payment card industry security standards promulgated by the PCI Security Standards Council, as applicable from time to time pursuant to Network Rules.

“PLCC Program” has the meaning given to it in Section 1.1(a).

“PLCC Purchase” means the purchase of goods or services through any Company Sales Channel financed on a Private Label Account.

“Portfolio Purchase Period” has the meaning given to it in Section 10.2(b).

“Portfolio Purchase Price” has the meaning given to it in Section 10.2(d)(i).

“Potential Purchaser” has the meaning given to it in Section 10.2(b).

“Private Label Account” means any Account with respect to which a Private Label Credit Card has been issued.

“Private Label Credit Card” means a Credit Card bearing Company’s name or logo for use by Cardholders designated by Bank to make purchases exclusively though Company Sales Channels.

“Program” has the meaning given to it in Section 1.1(a).

“Program Commencement Date” has the meaning given to it in Section 1.1(c).

“Program Manager” means the Bank Program Manager or the Company Program Manager, as such terms are defined in Section 4.1(a).

“Program Materials” means the materials necessary or useful to Bank’s administration of the Program (including Applications, Cardholder Agreements, Credit Cards, billing statements, privacy disclosures and Cardholder correspondence), as well as to printed, electronic and broadcast matter advertising and promotion of the Program.

“Program Portfolio” means (a) all Cardholder Indebtedness, exclusive of any Cardholder Indebtedness pertaining to any Accounts that have been previously written off by Bank or should have been written off in accordance with Bank’s policies, free and clear of all liens, claims, encumbrances and restrictions; (b) Account Documentation (excluding credit bureau reports, adverse action letters or similar information to the extent a transfer thereof would cause Bank to violate Applicable Law or become a “consumer reporting agency” for purposes of the federal Fair Credit Reporting Act) and a full master file of all monetary and non-monetary fields; and (c) Bank’s rights in any toll-free (800) customer service numbers.

“Program Year” means the twelve month period between anniversaries of the Program Commencement Date.

“Purchase” means the purchase of goods or services at any Company Sales Channel financed on an Account.

“Purchase Notice” has the meaning given to it in Section 10.2(d)(ii)(A).

“Revised Merchant Discount Rate” means the Merchant Discount Rate as recalculated from time to time as provided herein.

“Revised Merchant Discount Rate Effective Date” means the first (1st) day of a month that is two (2) months following the applicable Measurement Date.

“Sales Taxes” has the meaning given to it in Section 5.7(a).

[***]

“Security Incident” means the unauthorized access to, or use or disclosure of, any record containing personally identifiable information relating to a Cardholder or applicant in a manner that renders misuse of the information reasonably possible or that otherwise compromises the security, confidentiality, or integrity of the information.

“Service Level Standards” has the meaning given to it in Section 7.3.

“Solvent” means, as to any person, (i) that the present fair salable value of such person’s assets exceeds the total amount of its liabilities; (ii) that such person is generally able to pay its debts as they come due; and (iii) that such person does not have unreasonably small capital to carry on such person’s business as theretofore operated and as thereafter contemplated.  The phrase “present fair salable value of such person’s assets” means that value that could be obtained if such person’s assets were sold within a reasonable time in one or more arm’s length transactions in an existing and not theoretical market.

“Store Location” means each physical retail store owned or operated under the Company Marks by Company within the United States.

“Tail Period” has the meaning given to it in Section 10.3.

“Term” has the meaning given to it in Section 9.1.

“Third Expert” has the meaning given to it in Section 10.2(d)(ii)(B)(e).

“Wind Down Period” has the meaning given to it in Section 10.2(a)(i).

B.Construction.  As used in this Agreement, (i) all references to “herein,” “hereof,” “hereunder,” or like words will refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement; (ii) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation, (iii) references to any document, including this Agreement, will be deemed a reference to such document as amended from time to time, (iv)  all references to “include,” or “includes,” or “including” will be deemed to be followed by the words “without limitation,” and

(v) references to a “person” will be deemed to be references to an individual, corporation, limited liability company, partnership, trust, unincorporated association, joint venture, joint stock company, or any other form of entity.  Captions of the sections of this Agreement are for convenience of reference only and do not affect, limit, modify or construe the contents thereof.

SCHEDULE 1.1

Competitive Retailers

[***]

1

SCHEDULE 2.2

Deferred Interest Promotion Plans

Deferred Interest Promotion Plan Terms (PLCC/Co-Brand)
Deferred Interest
Promotional APR	27.24%, but waived if paid in full within 6 months	27.24%, but waived if paid in full within 12 months
Term Length(s), in months	6	12
Payment Requirements	Required Payments	Required Payments
Minimum Purchase	$299	$499
Retroactive Interest (Yes / No)	Yes	Yes
Promo Type	With Pay Deferred Interest	With Pay Deferred Interest
Merchant Discount Rate	[***]	[***]

1

SCHEDULE 3.1

Program Economics

[***]

1

SCHEDULE 4.4

Permitted Uses of Joint Marketing Fund and Launch Fund

The Joint Marketing Fund established in Section 4.4(a) of this Agreement may be used for the following promotions or programs, in addition to any other activities as mutually agreed to by the parties:

[***]

For the avoidance of doubt, (i) use of the Joint Marketing Fund to reimburse either party for costs incurred for any of the above categories of promotions or programs is subject to the prior approval of the Management Committee and (ii) the Joint Marketing Fund will not be used for the costs of producing [***].

Subject to prior approval of the Management Committee, the Launch Fund may be used for any of the purposes identified in the list above, in addition to any other activities as mutually agreed to by the Management Committee.

2

SCHEDULE 4.7

Approved Cross-Sell Offerings

•Debt Cancellation Program.  Company will be entitled to receive fifty percent (50%) of the net revenue derived from any Debt Cancellation Program offering.  Net revenue means the gross billed Cardholder fees derived from the Debt Cancellation Program less (ii) the sum of (a) waivers, (b) charge-off expenses and (c) direct fulfillment expenses, less (iii) marketing, acquisition and all other related expenses associated with the Debt Cancellation Program.

•Deposit products offered by Bank.  Company will not be entitled to any compensation in connection with deposit products.

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SCHEDULE 5.2(a)

Key Initial Cardholder Terms

The key initial cardholder terms for new Accounts will be:

	PLCC	Co-Brand
Standard APR	27.24% Variable (Prime + 23.74%)	27.24% Variable (Prime + 23.74%)
Default APR	None	None
Transactional Fees: - APR for Cash Advances - Foreign Transaction	Not Applicable	Either $10 or 5% of the amount of each cash advance, whichever is greater. 3% of each foreign transaction
Grace Period	23 days after the close of each billing cycle.	23 days after the close of each billing cycle.
Annual Fee	None	None
Min. Finance Charge	If charged interest, the charge will be no less than $2.00	If charged interest, the charge will be no less than $2.00
Min. Payment

Greater of (1) 25, or $35 (which includes any past due amounts) if failure to pay the total minimum payment due by the due date in any one or more of the prior six billing cycles, or (2) the sum of: (a) any past due amounts; plus (b) 1% of new balance shown on billing statement (excluding any balance in connection with a special promotional purchase with a unique payment calculation); plus (c) any late payment fees charged in the current billing cycle; plus (d) all interest charged in the current billing cycle; plus (e) any payment due in connection with a special promotional purchase with a unique payment calculation

Greater of (1) 25, or $35 (which includes any past due amounts) if failure to pay the total minimum payment due by the due date in any one or more of the prior six billing cycles, or (2) the sum of: (a) any past due amounts; plus (b) 1% of new balance shown on billing statement (excluding any balance in connection with a special promotional purchase with a unique payment calculation); plus (c) any late payment fees charged in the current billing cycle; plus (d) all interest charged in the current billing cycle; plus (e) any payment due in connection with a special promotional purchase with a unique payment calculation

Late Payment Fee 1st / 2nd *	$27 (or $38 for subsequent late payments within six billing cycles); but not greater than the minimum payment due.	$27 (or $38 for subsequent late payments within six billing cycles); but not greater than the minimum payment due.
Over Limit Fee	None	None

*Changes to the Late Payment Fee as a result of changes in the safe harbor amounts in Regulation Z will not require Company’s consent.

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SCHEDULE 5.11

Pre-Approval Process

1.The following terms and conditions will apply to any Company-Generated Materials that Company desires to use in connection with the Program as an Approved Template or an Approved Advertisement (in each case as defined below):

a.Company must present to Bank any Company-Generated Materials in the form of a full mock-up of the proposed advertisement or template.

b.Bank will use commercially reasonable efforts to notify Company (which may be by email) within five Business Days of Bank’s receipt thereof that the Company-Generated Materials submitted to Bank (i) are approved, (ii) are approved, subject to Company’s incorporation of Bank’s written comments (without any obligation to re-present for further approval such Company-Generated Materials), or (iii) are not approved (and the reasons therefor).  If any Company-Generated Materials are rejected by Bank pursuant to the preceding clause (iii), Company will have the right to revise such Company-Generated Materials in accordance with Bank’s written directions and re-present them to Bank for reconsideration.

2.Any Company-Generated Materials approved by Bank pursuant to 1.a. and b. above and that meet the following criteria are referred to herein as an “Approved Template”:  (i) such Company-Generated Materials will be disseminated or otherwise used in any of the following channels:  (x) print media; (y) online, and (z) in-store as signage; and (ii) such Company-Generated Materials will be used, without revision (except as set forth in clause 2.a. below), repeatedly in any one or more of the foregoing channels for a period of at least four (4) consecutive weeks.  With respect to Approved Templates, the following terms and conditions will also apply:

a.Company must use the Approved Template exactly in the form of the mock-up reviewed and approved by Bank (including any revisions required by Bank in connection with its review), without revision (other than to reflect revised dates or products (so long as the original Approved Template did not contain product-specific disclosure language)) for the duration of the advertising campaign to which such Approved Template applies.

b.Any proposed change by Company to any Approved Template will require the further written approval of Bank (and the approval process in 1.a. and b. above will apply to such proposed revision); provided that if the change is solely with respect to dates or products (and there was no product-specific disclosure language included in the original Approved Template or in the proposed revised Approved Template), then no further review by Bank will be required.

3.Any Company-Generated Materials approved by Bank pursuant to 1.a and b. above, but that do not meet the criteria for an Approved Template as set forth in Section 2 above, are referred to herein as an “Approved Advertisement”.  Company must use each Approved Advertisement exactly in the form of the mock-up reviewed and approved by Bank

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(including any revisions required by Bank in connection with its review), without any revision, for the duration of the advertising campaign to which such Approved Advertisement applies.

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SCHEDULE 7.2

Service Level Standards

[***]

(a)The provisions in this Schedule will be measured on a going-forward basis beginning with the first full month following the [***] after the Program Commencement Date.  Each Service Level Standard will only apply for any monthly period to the extent that a statistically significant sample size for the applicable measurement has been generated during such period.

(b)Any Service Level Standard failure that is the result of a Force Majeure Event will be excluded from consideration in measuring compliance with this Schedule.

(c)If Company desires to implement a marketing event or program or multi-tender loyalty program event which is reasonably likely to result in an increased volume of calls to Bank from Cardholders or Company personnel during a given period of time, Company will provide Bank with [***] prior written notice of such event or program.  If Company fails to provide Bank with such [***] prior notice, any resulting increased volume of calls will not be included in determining whether Bank has failed to meet any Service Level Standards.

(d)If a single event causes more than one failure, such event will be deemed a single failure for purpose of this Schedule.

(e)Any Service Level Standard failure that is the result, whether direct or indirect, of a problem with Company’s operations will be excluded from consideration in measuring compliance with this Schedule.  For example, if Company’s point of sale system is unable to process Applications or authorizations, and therefore there is an increase in telephone calls related to credit card applications and authorizations.

Remedies for Default on Service Level Standards

If Bank fails to meet any Service Level Standard (the “Initial Failure”), Bank will promptly report to Company the fact of such Initial Failure, including the reasons for such Initial Failure, and promptly take corrective action to prevent recurrence of such Initial Failure.  Such corrective action will include, but not be limited to, within [***] of such report, proposing a remediation plan for taking such action as Bank deems necessary to correct and prevent recurrence of such Initial Failure.

If after implementing the remediation plan contemplated above, Bank fails to meet the same Service Level Standard within the [***] period following the Initial Failure, Bank will pay [***] to the Company Marketing Fund and provide notice to Company.  Notwithstanding anything to the contrary herein, the payments set forth in this Schedule will be Company’s sole and exclusive remedy for Bank’s failure to meet the Service Level Standards contemplated hereunder.

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SCHEDULE 7.3

Periodic Program Reports

[***]

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SCHEDULE 8.1(e)

Presentment Warranties

With respect to each submission of Charge Transaction Data to Bank, Company represents and warrants as follows with respect to such Charge Transaction Data and each underlying transaction:

(a)All purchases included in the Charge Transaction Data constitute bona fide, arms‑length sales by Company of the goods or services described therein in the ordinary course of Company’s business (and do not include any purchases conducted in connection with any liquidation sale with respect to Company’s general cessation of business (which would not include, for example, the closure of a single store location), augmentation or aggregator sale); Company has delivered all the products (or the products have been given to a delivery service in the case of an e-commerce transaction or pursuant to a bona fide delivery agreement or Company has made the products available for pick-up) and fully performed all the services covered by the Charge Transaction Data;

(b)The charges included in the Charge Transaction Data did not involve a cash advance or goods or services not listed in the applicable invoice, purchase order, purchase confirmation or receipt; the charges represent the entire purchase price of the goods and services identified in the Charge Transaction Data other than a bona fide down payment, deposit, or similar payment paid by cash or check, or financed by any means other than the Account;

(c)No other credit provider has financed a portion of any sales transaction included in the Charge Transaction Data other than a bona fide down payment, deposit, or similar payment;

(d)For each charge included in the Charge Transaction Data, Company has obtained a signed invoice or receipt executed by the Cardholder or the authorized user;

(e)All purchases included in the Charge Transaction Data occurred no earlier than five days prior to the submission of such Charge Transaction Data; and all transactions included in the Charge Transaction Data were conducted in accordance with the Operating Procedures, this Agreement and Applicable Law; and

(f)Each invoice or receipt included in the Charge Transaction Data is not invalid, illegible, inaccurate or incomplete and has not been materially altered since being signed or submitted by the Cardholder; the truncated Account number and name of the Cardholder has been accurately printed on each charge slip, purchase order or purchase confirmation and has been included in each transmission of Charge Transaction Data; Company has obtained a valid authorization from Bank for each purchase (unless otherwise waived by Bank).

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SCHEDULE 10.2(c)

RFP Data

[***]

(i)

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SCHEDULE 10.2(d)

Assumptions for Determination of Fair Market Value

The appraisers will be instructed to assume an arms-length transaction between a willing seller and a willing buyer, which buyer is financially and operationally capable of completing portfolio purchases of comparable size to those contemplated hereunder (including the ability to export rates), and will take into consideration, among other things, the amount of the receivables on the Accounts, the aggregate number of Accounts, and the value of an endorsement relationship with Company.  Each appraiser will be provided with a letter, prepared by Bank and approved by the Nominated Purchaser, setting forth the following instructions for preparing its valuations:

(A)Assume a seven-year endorsement of the existing program by Company;

(B)Consider historical performance of the portfolio while also considering market and portfolio trends and pending regulations, if any (including interest rate environment);

(C)Assume the economics of the Program between the parties (including the then-existing value proposition, funding and payments between  the parties, Program revenue and profit sharing structure), and Program interchange revenue and any marketing support provided to Bank from the Network, and the same level of support from Company will remain in effect over the applicable term of the endorsement;

(D)Assume the annual percentage rate, fees, and other elements of pricing of the Accounts that are the subject of this Agreement as they then exist;

(E)Assume (i) the then existing portfolio of Accounts with no new Accounts to be added for purposes of the Appraisal, and (ii) that Accounts will attrite, through voluntary and involuntary closures, over time;

(F)Assume a rewards funding cost consistent with Bank’s documented experience with the Portfolio over the prior 24 months; and

(G)Include the residual value of the portfolio after the Company endorsement expires.

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SCHEDULE 13.2(A)

Cardholder Authorized Data

•Cardholder Name

•Cardholder Address

•Cardholder City

•Cardholder State

•Cardholder Zip Code

•Cardholder Email Address

•Cardholder Phone

•Cardholder Open Date of Account

•Cardholder Acquisition Channel

•Account Activation Date

•Account Open / Closed Flag

•Last Purchase Date on Account

•Prior Month Net World Spend on Account

•Prior Month # of World Store Sale Transactions on Account

•Category Spending on Account

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